EXHIBIT 2

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                        AUTOMATIC DATA PROCESSING, INC.,

                         ADP ACQUISITION CORP. (FLORIDA)

                                       and

                             THE VINCAM GROUP, INC.

                          Dated as of December 3, 1998


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                            TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I    THE MERGER.......................................................2
      1.1    The Merger.......................................................2
      1.2    Closing..........................................................2
      1.3    Effective Time...................................................2
      1.4    Certificate of Incorporation and By-laws.........................2
      1.5    Officers and Directors...........................................2

ARTICLE II   EFFECT OF THE MERGER ON THE CAPITAL
             STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
             CERTIFICATES.....................................................3
      2.1    Effect on Capital Stock..........................................3
             (a)   Capital Stock of Sub.......................................3
             (b)   Exchange Ratio for VCAM Common Stock.......................3
             (c)   Cancellation of Treasury Stock and ADP-Owned Stock.........5
      2.2    Exchange of Certificates.........................................5
             (a)   Exchange Agent.............................................5
             (b)   Exchange Procedures........................................5
             (c)   Distributions with Respect to Unexchanged Shares...........6
             (d)   No Further Ownership Rights in VCAM Common Stock...........6
             (e)   No Fractional Shares.......................................7
             (f)   Termination of Exchange Fund...............................7
             (g)   No Liability...............................................8
             (h)   Withholding Rights.........................................8
      2.3    Stock Options....................................................8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF
             VCAM AND ADP.....................................................9
      3.1    Representations and Warranties of VCAM...........................9
             (a)   Organization, Standing and Corporate Power;
                     Subsidiaries.............................................9
             (b)   Certificate of Incorporation and By-laws..................10
             (c)   Capitalization............................................10
             (d)   SEC Documents; Financial Statements.......................11
             (e)   Authority.................................................11
             (f)   Compliance with Applicable Laws...........................12

                                    i

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                                                                           PAGE
                                                                           ----
             (g)   Government Approvals; Required Consents...................13
             (h)   Non-Contravention.........................................13
             (i)   Litigation................................................14
             (j)   Taxes and Related Tax Matters.............................14
             (k)   Certain Agreements........................................15
             (l)   Employee Benefits.........................................16
             (m)   Contracts.................................................19
             (n)   Environmental Matters.....................................20
             (o)   Absence of Certain Changes or Events......................21
             (p)   Information Supplied......................................21
             (q)   Real Estate...............................................21
             (r)   Intellectual Property.....................................22
             (s)   Accounts Receivable.......................................23
             (t)   Clients...................................................24
             (u)   Investment Company Act....................................24
             (v)   Brokers or Finders........................................24
             (w)   Vote Required.............................................24
             (x)   Opinion of Financial Advisor..............................24
             (y)   Accounting Matters........................................25
             (z)   Ownership of ADP Common Stock.............................25
             (aa)  Appraisal Rights and Dissenters' Rights...................25
      3.2    Representations and Warranties of ADP and Sub...................28
             (a)   Organization, Standing and Corporate Power;
                     Subsidiaries............................................28
             (b)   Certificate of Incorporation and By-laws..................28
             (c)   Capitalization............................................28
             (d)   SEC Documents; Financial Statements.......................28
             (e)   Authority.................................................29
             (f)   Government Approvals; Required Consents...................29
             (g)   Non-Contravention.........................................30
             (h)   Information Supplied......................................30
             (i)   Brokers or Finders........................................30
             (j)   Material Adverse Change...................................31
             (k)   Accounting Matters........................................31

ARTICLE IV   COVENANTS.......................................................31
      4.1    Mutual Covenants of ADP and VCAM................................31
             (a)   Confidentiality...........................................31

                                   ii

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                                                                           PAGE
                                                                           ----
             (b)   Publicity.................................................32
             (c)   Preparation of the Proxy Statement and the Registration
                     Statement...............................................32
             (d)   Satisfaction of Conditions; Additional Agreements.........32
             (e)   Other Actions.............................................33
             (f)   Advice of Changes; SEC Documents..........................33
             (g)   Legal Conditions to Merger................................33
      4.2    Covenants of VCAM...............................................34
             (a)   Access to Information.....................................34
             (b)   Ordinary Course...........................................34
             (c)   Meetings; Fiduciary Duties................................36
             (d)   No Solicitation...........................................37
             (e)   Superior Acquisition Proposal.............................38
             (f)   Affiliates................................................38
             (g)   Compliance with Laws......................................39
             (h)   Advice of Changes.........................................39
      4.3    Listing.........................................................39

ARTICLE V    ADDITIONAL AGREEMENTS...........................................39
      5.1    Indemnification; Directors' and Officers' Insurance.............39
      5.2    Additional Agreements; Reasonable Efforts.......................41
      5.3    Accounting Treatment............................................41
      5.4    Tax Treatment...................................................41
      5.5    Employee Matters................................................42

ARTICLE VI   CONDITIONS PRECEDENT............................................42
      6.1    Conditions to the Obligations of ADP and VCAM to Effect the
             Merger..........................................................42
             (a)   Stockholder Approval......................................42
             (b)   Registration Statement....................................42
             (c)   Blue Sky Laws.............................................43
             (d)   Listing...................................................43
             (e)   No Injunctions or Restraints..............................43
             (f)   HSR Act...................................................43
             (g)   Governmental and Regulatory Consents......................43
      6.2    Conditions to the Obligations of ADP............................43
             (a)   Accuracy of Representations and Warranties................43
             (b)   Performance of Agreements.................................44

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                                                                           PAGE
                                                                           ----
             (c)   No Material Adverse Change................................44
             (d)   Auditors' Letter..........................................44
             (e)   Affiliate Letters.........................................44
             (f)   VCAM Required Consents....................................44
      6.3    Conditions to the Obligations of VCAM...........................44
             (a)   Accuracy of Representations and Warranties................44
             (b)   Performance of Agreements.................................45
             (c)   Fairness Opinions.........................................45
             (d)   Tax Opinion...............................................45

ARTICLE VII  TERMINATION AND AMENDMENT.......................................45
      7.1    Termination.....................................................45
      7.2    Effect of Termination...........................................47

ARTICLE VIII GENERAL PROVISIONS..............................................47
      8.1    Certain Definitions.............................................47
      8.2    Notices.........................................................53
      8.3    Interpretation..................................................54
      8.4    Waivers and Amendments..........................................55
      8.5    Expenses and Other Payments.....................................55
      8.6    Assignment......................................................56
      8.7    Entire Agreement; No Third Party Beneficiaries..................56
      8.8    Representations and Warranties..................................56
      8.9    Governing Law...................................................57
      8.10   Counterparts....................................................57

                                       iv

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VCAM DISCLOSURE SCHEDULE
------------------------
Section 1.5                   Directors
Section 3.1(a)                Subsidiaries
Section 3.1(c)                Stock Options and Warrants
Section 3.1(f)                Compliance with Applicable Laws
Section 3.1(g)                Government Approvals; Required Consents
Section 3.1(i)                Litigation
Section 3.1(j)                Taxes and Related Tax Matters
Section 3.1(k)                Certain Agreements
Section 3.1(l)                Employee Benefits
Section 3.1(m)                Contracts
Section 3.1(n)                Environmental Matters
Section 3.1(o)                Absence of Certain Changes or Events
Section 3.1(q)                Real Estate
Section 3.1(s)                Accounts Receivable
Section 3.1(t)                Clients
Section 3.1(cc)               Insurance
Section 4.2(b)(iii)           Bonuses
Section 4.2(b)(v)             Sale of Property or Assets
Section 4.2(b)(vi)            Incurrence of Indebtedness
Section 4.2(b)(ix)            Forms of Client Contracts


ADP DISCLOSURE SCHEDULE
-----------------------
Section 3.2(f)                Government Approvals; Required Consents

EXHIBITS
--------
Exhibit A                     Form of Employment Agreement for Carlos Saladrigas
Exhibit B                     Form of Employment Agreement for Jose Sanchez
Exhibit C                     ADP Tax Certificate

                                        v

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                  AGREEMENT AND PLAN OF MERGER, dated as of December 3, 1998
(the "AGREEMENT"), among AUTOMATIC DATA PROCESSING, INC., a Delaware corporation ("ADP"), ADP ACQUISITION CORP. (FLORIDA), a Florida corporation and a wholly owned subsidiary of ADP ("SUB"), and THE VINCAM GROUP, INC., a Florida corporation ("VCAM").

                               W I T N E S S E T H

                  WHEREAS, upon the terms and subject to the conditions of this Agreement, VCAM and ADP wish to enter into a business combination transaction pursuant to which Sub will merge with and into VCAM (the "MERGER");

                  WHEREAS, the Board of Directors of VCAM has determined that the Merger is fair to, and in the best interests of, VCAM and the holders of common stock, par value $.001 per share ("VCAM COMMON STOCK"), of VCAM and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Merger by the holders of VCAM Common Stock;

                  WHEREAS, the Board of Directors of ADP has determined that the Merger is consistent with and in furtherance of the long-term business strategy of ADP and is fair to, and in the best interests of, ADP and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE");

                  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests";

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, Michael Gatsas, Theodore Gatsas, the Gatsas Family Limited Partnership, Jose Sanchez, The Saladrigas Family Limited Partnership and Carlos Saladrigas, have entered into a Voting Agreement dated as of the date hereof with ADP (the "VOTING AGREEMENT");


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                  WHEREAS, ADP, Sub and VCAM wish to make certain
representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                  WHEREAS, certain capitalized terms used herein have the meanings set forth in Article VIII.

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporation Act (the "FBCA"), Sub shall be merged with and into VCAM at the Effective Time. Upon and after the Effective Time, the separate corporate existence of Sub shall cease and VCAM shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). In accordance with the FBCA, all of the rights, privileges, powers, immunities and purposes of Sub and VCAM shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Sub and VCAM shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

                  1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison at 10:00 a.m. on the first Business Day following the date on which each of the conditions set forth in Article VI have been satisfied or waived by the party entitled to the benefit of such conditions or at such other place, time and date as ADP and VCAM may agree. The time and date upon which the Closing occurs is referred to herein as the "CLOSING DATE."

                  1.3 EFFECTIVE TIME. On the Closing Date (or on such other date as ADP and VCAM may agree), Sub and VCAM shall cause Articles of Merger (the "ARTICLES OF MERGER") to be executed and filed with the Secretary of State of the State of Florida, in accordance with the relevant provisions of the FBCA and shall make all other filings or recordings required under the FBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Florida, or at such later time as is specified in the Articles of Merger (the "EFFECTIVE TIME").


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                  1.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate
of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The By-laws of Sub shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  1.5 OFFICERS AND DIRECTORS. The directors of Sub (which will include the current directors of VCAM listed on Section 1.5 of the VCAM Disclosure Schedule) and the executive officers of VCAM at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of VCAM Common Stock or capital stock of Sub:

                           (a) CAPITAL STOCK OF SUB. Each share of common stock,
par value $.01 per share ("SUB COMMON STOCK"), of Sub issued and outstanding immediately prior to the Effective time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

                           (b) EXCHANGE RATIO FOR VCAM COMMON STOCK. Each share
of VCAM Common Stock issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.2, be converted by virtue of the Merger and without any action on the part of the holder thereof into and exchangeable for the right to receive a number of fully paid and non-assessable shares of common stock, par value $.10 per share (the "ADP COMMON STOCK"), of ADP equal to the "EXCHANGE RATIO," determined in the manner set forth below:

                                    (i) If the Average ADP Stock Price is equal
to or greater than $68.781 and less than or equal to $84.065, then the Exchange Ratio shall be .229; PROVIDED, THAT, if the Outstanding Diluted VCAM Stock Amount exceeds 16,190,804, then the Exchange


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Ratio shall equal the quotient (rounded to four decimal points) obtained by dividing (x) 3,707,694 by (y) the Outstanding Diluted VCAM Stock Amount;

                                    (ii) If the Average ADP Stock Price is equal
to or greater than $61.138 and less than $68.781, then the "Exchange Ratio" shall be equal to the quotient (rounded to four decimal points) obtained by dividing 15.75 by the Average ADP Stock Price; PROVIDED, that if the Outstanding Diluted VCAM Stock Amount exceeds 16,190,804, then the Exchange Ratio shall be equal to the quotient (rounded to four decimal points) obtained by dividing (x) the quotient obtained by dividing (1) $255,018,909 by (2) the Average ADP Stock Price by (y) the Outstanding Diluted VCAM Stock Amount;

                                    (iii) If the Average ADP Stock Price is
greater than $84.065 and less than or equal to $91.708, then the "Exchange Ratio" shall be equal to the quotient (rounded to four decimal points) obtained by dividing 19.25 by the Average ADP Stock Price; PROVIDED, that if the Outstanding Diluted VCAM Stock Amount exceeds 16,190,804, then the Exchange Ratio shall be equal to the quotient (rounded to four decimal points) obtained by dividing (x) the quotient obtained by dividing (1) $311,687,306 by (2) the Average ADP Stock Price by (y) the Outstanding Diluted VCAM Stock Amount;

                                    (iv) If the Average ADP Stock Price is
greater than $91.708, then the "Exchange Ratio" shall be .2099; PROVIDED, that if the Outstanding Diluted VCAM Stock Amount exceeds 16,190,804, then the Exchange Ratio shall be equal to the quotient (rounded to four decimal points) obtained by dividing (x) 3,398,693 by (y) the Outstanding Diluted VCAM Stock Amount;

                                    (v) If the Average ADP Stock Price is less
than $61.138, then the "Exchange Ratio" shall be .2576; PROVIDED, that if the Outstanding Diluted VCAM Stock Amount exceeds 16,190,804, then the Exchange Ratio shall be equal to the quotient obtained by dividing (x) 4,171,201 by (y) the Outstanding Diluted VCAM Stock Amount; PROVIDED, FURTHER, that VCAM shall have the right to give written notice to ADP (the "TOP-UP REQUEST NOTICE") requesting that the Exchange Ratio be increased to equal to the quotient (rounded to four decimal points) obtained by dividing (x) the quotient obtained by dividing (1) $255,018,909 by (2) the Average ADP Stock Price by (y) the Outstanding Diluted VCAM Stock Amount (the "TOPPED-UP EXCHANGE RATIO"). The Top-Up Request Notice shall be delivered to and received by ADP no later than 2:00 p.m. on the second Business Day prior to the Stockholders' Meeting. ADP, may, in its sole discretion, agree or not agree to increase the Exchange Ratio to the Topped-Up Exchange Ratio. Within 24 hours of receiving the Top-Up Request Notice, ADP shall provide VCAM written notice of its determination with respect thereto. If ADP agrees to increase the Exchange Ratio to the Topped-Up Exchange Ratio, the Exchange Ratio shall be equal to the Topped-Up Exchange Ratio for purposes of this Agreement. If ADP does not agree in its sole discretion that the Exchange Ratio shall be


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increased to be the Topped-Up Exchange Ratio (which disagreement shall be deemed to have occurred if ADP does not respond to the Top-Up Request Notice within the 24 hour period specified above), VCAM shall either (x) agree that the Exchange Ratio shall be as determined pursuant to the first sentence of this Section 2.1(b)(v) without giving effect to the proviso to such sentence or (y) give written notice (the "TERMINATION NOTICE") that VCAM elects to terminate this Agreement. The Termination Notice shall be delivered to ADP no later than 5:00 p.m. on the Business Day prior to the Stockholders' Meeting; PROVIDED, that if the Termination Notice has not been received by ADP by such time, VCAM shall be deemed to have accepted the Exchange Ratio as determined pursuant to the first sentence of this Section 2.1(b)(v) without giving effect to the proviso to such sentence and VCAM shall have no further right to terminate this Agreement pursuant to this Section 2.1(b)(v) or Section 7.1(e);

                                    (vi) If, between the date of this Agreement
and the Effective Time, the outstanding shares of VCAM Common Stock or ADP Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the provisions of this Section 2.1(b) shall be appropriately adjusted; and

                           (c) CANCELLATION OF TREASURY STOCK AND ADP-OWNED
STOCK. Each outstanding share of VCAM Common Stock, held by VCAM as treasury stock or owned by ADP or any Subsidiary of ADP immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

                  2.2 EXCHANGE OF CERTIFICATES.

                           (a) EXCHANGE AGENT. As of the Effective Time, ADP
shall deposit with Chase Mellon Shareholder Services or such other bank or trust company designated by ADP (and reasonably acceptable to VCAM) (the "EXCHANGE AGENT"), for the benefit of the holders of shares of VCAM Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of ADP Common Stock (such shares of ADP Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to
Section 2.1 in exchange for outstanding shares of VCAM Common Stock. For this purpose, the number of shares of ADP Common Stock issuable under Section 2.1 shall mean the product of (i) the Exchange Ratio multiplied by (ii) the number of outstanding shares of VCAM Common Stock as of the Effective Time, rounded up to the nearest whole number.

                           (b) EXCHANGE PROCEDURES. As soon as reasonably
practicable after the Effective Time, ADP shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented


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outstanding shares of VCAM Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive shares of ADP Common Stock pursuant to
Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as are usual and customary as ADP may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of ADP Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ADP, together with such letter of transmittal and such other customary documents as may be required pursuant to such instructions, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of ADP Common Stock and cash in lieu of any fractional share of ADP Common Stock, plus any dividends, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of VCAM Common Stock which is not registered in the transfer records of VCAM, a certificate representing the proper number of shares of ADP Common Stock may be issued to a transferee if the Certificate representing such VCAM Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of ADP Common Stock and cash in lieu of any fractional shares of ADP Common Stock as contemplated by Section 2.2(e). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of ADP Common Stock issued in exchange therefor, without interest, (x) at the time of such surrender (or as soon thereafter as the cash from the sale of the Excess Shares referred to in
Section 2.2(e) is obtained by the Exchange Agent), the amount of any cash payable in lieu of a fractional share of ADP Common Stock to which such holder is entitled pursuant to Section 2.2(e), (y) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ADP Common Stock and (z) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of ADP Common Stock.

                           (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.
No dividends or other distributions declared or made after the Effective Time with respect to ADP Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ADP Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate.

                           (d) NO FURTHER OWNERSHIP RIGHTS IN VCAM COMMON STOCK.
All shares of ADP Common Stock issued upon the surrender for exchange of shares of VCAM Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of VCAM Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of VCAM Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                           (e) NO FRACTIONAL SHARES.

                                    (i) No certificates or scrip representing
fractional shares of ADP Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of ADP.

                                    (ii) As promptly as practicable following
the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of ADP Common Stock in the Exchange Fund over (y) the aggregate number of full shares of ADP Common Stock to be distributed to holders of VCAM Common Stock pursuant to Section 2.2(b) (such excess being herein called the "EXCESS SHARES"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of VCAM Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in paragraph (iii) of this Section.

                                    (iii) The sale of the Excess Shares by the
Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of VCAM Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of VCAM Common Stock (the "COMMON SHARES TRUST"). All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares shall be paid by ADP. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of VCAM Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of VCAM Common Stock is entitled and the denominator of which is the


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aggregate amount of fractional share interests to which all holders of VCAM
Common Stock are entitled; PROVIDED, HOWEVER, that in lieu of the foregoing, at the sole option of ADP, ADP may instead satisfy payment with respect to such Excess Shares by delivering to the Exchange Agent reasonably promptly following the Effective Time cash (without interest) in an amount equal to the aggregate amount of all such Excess Shares multiplied by the closing price per share of ADP Common Stock on the NYSE on the trading day immediately prior to the Effective Time.

                                    (iv) As soon as practicable after the
determination of the amount of cash, if any, to be paid to holders of VCAM Common Stock in lieu of any fractional share interests, the Exchange Agent shall make available such amounts to such holders of VCAM Common Stock.

                  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund and Common Shares Trust which remains undistributed to the stockholders of VCAM for six months after the Effective Time shall, upon demand, be delivered to ADP, and any stockholders of VCAM who have not theretofore complied with this
Article II shall thereafter look only to ADP for payment of their claim for ADP Common Stock, cash in lieu of fractional shares and any dividends or distributions with respect to ADP Common Stock.

                  (g) NO LIABILITY. Neither ADP nor VCAM shall be liable to any holder of shares of VCAM Common Stock or ADP Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) WITHHOLDING RIGHTS. ADP or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of VCAM Common Stock such amounts as ADP or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ADP or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of VCAM Common Stock in respect of which such deduction and withholding was made by ADP or the Exchange Agent.

                  2.3 STOCK OPTIONS. (a) At the Effective Time, each outstanding option to purchase shares of VCAM Common Stock (a "VCAM STOCK OPTION") issued pursuant to the VCAM Stock Plans, whether vested or unvested, shall be assumed by ADP. Each VCAM Stock Option shall be deemed, without further action on the part of ADP or the holders of such VCAM Stock Options, to constitute an option to acquire, on the same terms and conditions as were applicable under such VCAM Stock Option (except to the extent that such terms and conditions may be altered in accordance with their terms as a result of the transactions contemplated hereby including accelerated vesting of VCAM Stock Options which shall occur by virtue of consummation of the Merger to the extent required with respect to the VCAM Stock Options set forth in Section 3.1(c) of the VCAM Disclosure Schedule), shares of ADP Common Stock in such amount and at the exercise price provided below:

                                    (i) the number of shares of ADP Common Stock
to be subject to the option (as adjusted) shall be equal to the product of (x) the number of shares of VCAM Common Stock subject to the original option and (y) the Exchange Ratio (rounded to four decimal points);

                                    (ii) the exercise price per share of ADP
Common Stock under the option (as adjusted) shall be equal to (x) the exercise price per share of VCAM Common Stock under the original option divided by (y) the Exchange Ratio (rounded to the nearest $0.01); and

                                    (iii) in accordance with the terms of the
VCAM Stock Option Plan under which the VCAM Stock Options were issued, fractional shares of any assumed VCAM Stock Options resulting from the adjustments set forth in this Section 2.3(a) shall be eliminated.

                  In the case of any option to which section 421 of the Code applies by reason of its qualification under any of sections 422-424 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be effected in a manner consistent with the requirements of section 424(a) of the Code.

                  (b) As soon as practicable after the Effective Time, ADP shall deliver to the holders of VCAM Stock Options appropriate notices setting forth such holders' rights pursuant to the respective VCAM Stock Plans and the agreements evidencing the grants of such VCAM Stock Options and that such options and the related option agreements shall be assumed by ADP and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).

                  (c) ADP shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ADP Common Stock for delivery upon exercise of the VCAM Stock Options assumed in accordance with this Section 2.3. No later than the Effective Time, ADP shall prepare and file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of ADP Common Stock subject to such options and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding and cause such shares to be listed on the NYSE.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF VCAM AND ADP

                  3.1 REPRESENTATIONS AND WARRANTIES OF VCAM. VCAM represents and warrants to ADP as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER; SUBSIDIARIES. Each of VCAM and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to VCAM. Section 3.1(a) of the disclosure schedule delivered to ADP by VCAM on or prior to the date hereof (the "VCAM DISCLOSURE SCHEDULE") sets forth a true and complete list of all of VCAM's Subsidiaries, including (x) the jurisdiction of incorporation or organization of each such Subsidiary and
(y) the percentage of each such Subsidiary's outstanding capital stock or other ownership interest owned by VCAM and/or another Subsidiary of VCAM, as the case may be, if less than 100%. All of the outstanding shares of capital stock or other ownership interests in each of the Significant Subsidiaries of VCAM are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.1(a) of the VCAM Disclosure Schedule, are owned (of record and beneficially) by VCAM and/or by another Subsidiary of VCAM, as the case may be, free and clear of all pledges, claims, options, rights of first refusal, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), and not subject to preemptive rights created by statute, such Subsidiary's respective Certificate of Incorporation or By-laws or equivalent organizational documents or any agreement to which such Subsidiary is a party or by which such Subsidiary is bound. Other than as set forth in Section 3.1(a) of the VCAM Disclosure Schedule or in the VCAM SEC Documents, VCAM does not directly or indirectly own any material equity interest in any Person.

                  (b) CERTIFICATE OF INCORPORATION AND BY-LAWS. Complete and correct copies of the Certificate of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of VCAM and each of its Significant Subsidiaries have been delivered to ADP prior to the date hereof. The Certificates of Incorporation, By-laws and equivalent organizational documents of VCAM and each of its Significant Subsidiaries are in full force and effect. Neither VCAM nor any of its Significant Subsidiaries is in violation of any material provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

                  (c) CAPITALIZATION. As of the date hereof, the authorized capital stock of VCAM consists of (i) 60,000,000 shares of VCAM Common Stock of which, (A) 15,733,031 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, of which 31,224 shares are held in the treasury, or by a Subsidiary, of VCAM, and (B) 2,677,160 shares are reserved for future issuance for the exercise of stock options with a term, exercise price, vesting schedule and other material terms set forth separately for each of VCAM's stock option plans in Section 3.1(c) of the VCAM Disclosure Schedule and (ii) 20,000,000 shares of preferred stock, par value $.01 per share, of VCAM of which none is issued and outstanding. Except as described in this Section 3.1(c) or in Section 3.1(c) of the VCAM Disclosure Schedule, no shares of the capital stock or other equity securities of VCAM are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character (including, without limitation, obligations to issue shares as the deferred purchase price for acquisitions of stock or assets of third parties) to which VCAM or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity securities or ownership interests of VCAM or any of its Subsidiaries or obligating VCAM or any of its Subsidiaries to grant, issue or sell any shares of capital stock or other equity securities or ownership interests of VCAM or any of its Subsidiaries. VCAM has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of VCAM on any matter. Other than as contemplated by this Agreement or as set forth in Section 3.1(c) of the VCAM Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of VCAM or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other equity securities or ownership interests of VCAM or any of its Subsidiaries.

                  (d) SEC DOCUMENTS; FINANCIAL STATEMENTS. The forms, reports, schedules, registration statements and proxy statements filed by VCAM with the SEC since January 1, 1996 (as such documents have since the time of their filing been amended or supplemented, the "VCAM SEC DOCUMENTS"), are all the documents (other than preliminary material) that VCAM was required to file with the SEC since such date. As of their respective dates, the VCAM SEC Documents (other than preliminary material) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES

ACT"), or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as applicable, and the rules and regulations of the SEC thereunder applicable to such VCAM SEC Documents and none of the VCAM SEC Documents (including all financial statements included therein and exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The historical financial state ments of VCAM included in the VCAM SEC Documents comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the Exchange Act) and fairly present in all material respects (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments that, individually or in the aggregate, were not and will not be material) the consolidated financial position of VCAM and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  (e) AUTHORITY. VCAM has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of VCAM. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of VCAM and no other corporate proceedings on the part of VCAM are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of VCAM. This Agreement has been duly and validly executed and delivered by VCAM and constitutes a valid and binding obligation of VCAM enforceable against VCAM in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors' rights generally and to general equitable principles.

                  (f) COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in
Section 3.1(f) of the VCAM Disclosure Schedule, VCAM and its Subsidiaries hold all VCAM Permits. VCAM and its Subsidiaries are in compliance with the terms of the VCAM Permits, except where any such failure so to comply, individually and in the aggregate, would not have a Material Adverse Effect with respect to VCAM. All professional employer organization licenses and registrations included in the VCAM Permits are set forth in Section 3.1(f) of the VCAM Disclosure Schedule. Neither VCAM nor any of its Subsidiaries nor, to the knowledge of VCAM, any client of VCAM or any of its Subsidiaries (since the date such client became a client), has operated (nor is any of VCAM or any of its Subsidiaries or their respective clients currently operating) in violation of any law applicable to VCAM or its Subsidiaries or their respective clients or by which any of their respective properties is bound or affected, including without limitation, laws with respect to the regulation or licensure of professional employer organizations, prepaid limited health services organizations, health maintenance organizations, prepaid health plans or other similar entities, the Occupational Safety and Health Act, the Equal Employment Opportunities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Vocational Rehabilitation Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Act, the Fair Labor Standards Act, the Federal Drug Free Workplace Act, the Worker Adjustment Retraining and Notification Act ("WARN"), Laws with respect to immigration and naturalization and all Laws relating to wages and hours, workers' compensation, state unemployment insurance, labor practice regulations, employment discrimination and state employee leasing and registration requirements, other than violations that, individually or in the aggregate, would not have a Material Adverse Effect with respect to VCAM. Other than as disclosed in Section 3.1(f) of the VCAM Disclosure Schedule, neither VCAM nor any of its Subsidiaries nor, to the knowledge of VCAM, any of their respective clients since the date such client became a client, has received notice of any pending employee claims alleging violation of federal or state laws prohibiting discrimination or sexual harassment or any other charges reportable to the Equal Employment Opportunity Commission or comparable state human rights or equal employment opportunity agencies, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to VCAM. Except as set forth in
Section 3.1(f) of the VCAM Disclosure Schedule, no investigation or review by any Governmental Entity with respect to VCAM or any of its Subsidiaries is pending or, to the knowledge of VCAM, threatened.

                  (g) GOVERNMENT APPROVALS; REQUIRED CONSENTS.

                           (i) No material consent, approval or authorization
of, or declaration or filing with, or notice to, any Governmental Entity on the part of VCAM is required in connection with the execution or delivery by VCAM of this Agreement, the consummation by VCAM of the transactions contemplated hereby or compliance by VCAM with the provisions hereof, other than (A) the filing of the Articles of Merger with the Secretary of State of the State of Florida in accordance with the FBCA, (B) filings with the SEC and the NASDAQ, (C) filings under state securities or "Blue Sky" laws, (D) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT"), (E) such consents, approvals, authorizations, declarations, filings or notices required under any federal or state statute or regulation affecting professional employer organizations or health care providers and (F) as otherwise set forth in Section 3.1(g)(i) of the VCAM Disclosure Schedule (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (F) being referred to as "VCAM GOVERNMENTAL APPROVALS").

                                    (ii) No material consent, approval or action
of, or filing with, or notice to, any Person (other than a Governmental Entity) is required in connection with the execution or delivery by VCAM of this Agreement, consummation by VCAM of the transactions contemplated hereby or compliance by VCAM with the provisions hereof, other than as set forth in
Section 3.1(g)(ii) of the VCAM Disclosure Schedule (the "VCAM REQUIRED
CONSENTS").

                  (h) NON-CONTRAVENTION. The execution and delivery of this Agreement by VCAM do not, and the consummation of the transactions contemplated hereby and compliance by VCAM with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-laws or equivalent organizational documents, in each case as amended and/or restated, of VCAM or any of its Subsidiaries; (ii) if the VCAM Required Consents are obtained, result in any violation or breach of, or result in a modification of the effect of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any contract, agreement (including any professional employer organization agreement), indenture, note, bond, loan, mortgage, lease, instrument, license, permit, concession, franchise, commitment or other binding arrangement (collectively, "CONTRACTS") to which VCAM or any of its Subsidiaries is a party or by or to which any of them or any of their properties may be bound or subject, or result in the creation of any Lien upon the properties of VCAM or any of its Subsidiaries in each case pursuant to the terms of any such Contract; (iii) if the VCAM Governmental Approvals are obtained, result in any violation of any law, statute, regulation, order, writ, judgment or decree of any Governmental Entity applicable to VCAM; or (iv) if the VCAM Governmental Approvals and the VCAM Required Consents are obtained, result in the violation, revocation or suspension of any VCAM Permit, other than with respect to clauses (ii) through (iv) above, any such violations, breaches, modifications, defaults, terminations, cancellations, accelerations, Liens, revocations or suspensions that, individually or in the aggregate, would not have a Material Adverse Effect with respect to VCAM.

                           (i) LITIGATION. As of the date of this Agreement and
as of the Closing Date, except as set forth in Section 3.1(i) of the VCAM Disclosure Schedule or as described in the VCAM SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of VCAM, threatened against VCAM or any Subsidiary of VCAM that, individually or in the aggregate with any other such suits, actions or proceedings, could reasonably be expected to have a Material Adverse Effect with respect to VCAM, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against VCAM or any Subsidiary of VCAM that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to VCAM.

                           (j)      TAXES AND RELATED TAX MATTERS.

                                    (i) Other than Taxes and Tax Sharing
Agreement Amounts that individually or in the aggregate are not material (A) except as set forth in Section 3.1(j) of the VCAM Disclosure Schedule, all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto (hereinafter "TAXES" or, individually, a "TAX") required to be paid on or before the date hereof by or with respect to VCAM and its Subsidiaries (or any of them), including amounts, other than amounts being contested in good faith, required to be paid on or before the date hereof with respect to Taxes as a result of any tax sharing agreement or similar arrangement ("TAX SHARING AGREEMENT AMOUNTS") of VCAM and its Subsidiaries (or any of them), have been timely paid, and (B) any Taxes or Tax Sharing Agreement Amounts required to be paid by or with respect to VCAM and its Subsidiaries (or any of them) after the date hereof and on or before the Effective Time shall be timely paid.

                                    (ii) Except as provided in Section 3.1(j) of
the VCAM Disclosure Schedule, all returns and reports required to be filed by or with respect to VCAM and its Subsidiaries (or any of them) with respect to Taxes (hereinafter "TAX RETURNS" or, individually, a "TAX RETURN") on or before the date hereof have been timely filed. All Tax Returns required to be filed by or with respect to VCAM and its Subsidiaries (or any of them) after the date hereof and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations. No penalties or other charges in a material amount are or will become due with respect to the late filing of any Tax Return of VCAM or any of its Subsidiaries or payment of any Tax of VCAM or any of its Subsidiaries, required to be filed or paid on or before the Effective Time.

                                    (iii) With respect to all Tax Returns filed
by or with respect to VCAM and any of its Subsidiaries, (A) except as set forth in Section 3.1(j) of the VCAM Disclosure Schedule, the statute of limitations for the assessment of corporate income taxes has expired for all years prior to 1994; (B) except as set forth in Section 3.1(j) of the VCAM Disclosure Schedule, no audit is in progress and no extension of time has been executed with respect to any date on which any material Tax Return was or is to be filed; (C) except as set forth in Section 3.1(j) of the VCAM Disclosure Schedule, no waiver or agreement has been executed for the extension of time for the assessment or payment of any material Tax; and (D) except as set forth in Section 3.1(j), there is no deficiency proposed or threatened in writing against VCAM or any of its Subsidiaries.

                                    (iv) Except as set forth in Section 3.1(j)
of the VCAM Disclosure Schedule, neither VCAM nor any of its Subsidiaries has been or is a party to any tax sharing agreement or similar arrangement.

                                    (v) Section 3.1(j) of the VCAM Disclosure
Schedule identifies (i) with respect to Subsidiaries of VCAM acquired after December 31, 1993 from a common parent of an affiliated group of corporations that filed a consolidated federal income tax return, the common parent of such group, and the period to which such returns related, that included VCAM or any of its Subsidiaries since December 31, 1993, (ii) all material Tax liabilities, of which VCAM has knowledge, that have been asserted by the Internal Revenue Service (the "IRS") in writing with respect to any such return and all claims with respect to Taxes in a material amount that have been asserted against VCAM under any tax sharing agreement to which it is a party.

                  (k) CERTAIN AGREEMENTS. Except as set forth in Section 3.1(k) and/or Section 3.1(l) of the VCAM Disclosure Schedule, and except for this Agreement, as of the date of this Agreement, neither VCAM nor any of its Subsidiaries is a party to any oral or written (i) agreement with any executive officer or other key employee of VCAM or any Subsidiary of VCAM the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving VCAM of the nature contemplated by this Agreement, or agreement with respect to any executive officer of VCAM providing any term of employment or compensation guarantee (x) extending for a period longer than one year after the Closing Date or (y) for the payment of in excess of $100,000 per annum or (ii) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (l) EMPLOYEE BENEFITS.

                                    (i) Section 3.1(l) of the VCAM Disclosure
Schedule lists all pension, retirement, savings, disability, medical, dental, health, life (including all individual life insurance policies as to which VCAM or any of its Subsidiaries is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option or other equity-based compensation, bonus, incentive, vacation pay, severance pay, Code
Section 125 "cafeteria" or "flexible benefit" plan, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including without limitation, all employee pension benefit plans as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee welfare benefit plans as defined in Section 3(1) of ERISA), (A) under which current or former employees of VCAM or any of its Subsidiaries or their respective ERISA Affiliates (as defined below) are entitled to participate by reason of their employment with VCAM or any of its Subsidiaries or their respective ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded, and whether written or oral, and with respect to which VCAM or any of its Subsidiaries or their respective ERISA Affiliates are a party or a sponsor or a fiduciary thereof or by which VCAM or any of its Subsidiaries or their respective ERISA Affiliates (or any of their rights, properties or assets) are bound or (B) with respect to which VCAM or any of its Subsidiaries otherwise may have any liability as described in Section 3.1(l) of the VCAM Disclosure Schedule, specifically including as to this Subsection (i)(B) but not Subsection (i)(A) any such plan, trust, arrangement, contract, agreement, policy or committment maintained by a client of VCAM or any of its Subsidiaries or their respective ERISA Affiliates (the "EMPLOYEE BENEFIT PLANS"). For each Employee Benefit Plan, VCAM has provided true and correct copies of all plan documents, summary plan descriptions, determination letters, material employee communications and the three most recent Forms 5500, including financial statement where applicable. For purposes of this Agreement, any reference to an "employee" of VCAM or any of its Subsidiaries or their respective ERISA Affiliates, or to any related term such as "employed" or "employment," shall include any relationship in which a person is treated as co-employed by any such entity and a client thereof.

                                    (ii) Except as set forth in Section 3.1(l)
of the VCAM Disclosure Schedule, VCAM, its Subsidiaries and their respective ERISA Affiliates and, to their knowledge, any "administrator(s)" (as described in Section 3(16)(A) of ERISA) of the Employee Benefit Plans have complied in all material respects with such Plans' terms and with the applicable requirements of ERISA, the Code and all other statutes, orders, rules or regulations, specifically including the reporting and disclosure requirements of Part 1 of Title I, and Title IV, of ERISA and the Code, in a timely and accurate manner, such that no penalties have been or are reasonably expected to be imposed on VCAM or its Subsidiaries or their respective ERISA Affiliates, and no material penalties may be imposed on ADP under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts.

                                    (iii) For purposes of this Agreement, "ERISA
AFFILIATES" shall mean any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, VCAM or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code. Section 3.1(l) of the VCAM Disclosure Schedule lists all ERISA Affiliates of VCAM or any of its Subsidiaries.

                                    (iv) As used in this Agreement, "PENSION
PLAN" means any Employee Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of

ERISA or is otherwise a pension, savings or retirement plan or a plan of deferred compensation.

                  (v) With respect to the Employee Benefit Plans:

                           (A) None of the Employee Benefit Plans is a
"multiemployer plan," as such term is defined in Section 3(37) of ERISA or a "defined benefit plan" as such term is defined in Section 3(35) of ERISA. Except as set forth in Section 3.1(l) of the VCAM Disclosure Schedule, each of the Employee Benefit Plans that is subject to ERISA is and has at all times been in substantial compliance (both in form and operation) with ERISA, the Code and all other applicable laws; each of the Employee Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter that the plan complies with the Tax Reform Act of 1986, as amended, pursuant to a request which accurately described such plan, and has been administered and operated substantially in accordance with all laws so as to maintain such qualification.

                           (B) All contributions or other amounts payable by
VCAM or any of its Subsidiaries or their ERISA Affiliates through the Effective Time with respect to each Employee Benefit Plan in respect of current or prior plan years have been or will be (prior to or at the Effective Time) either paid or accrued on VCAM's regularly prepared financial statements.

                           (C) Except as set forth in Section 3.1(l) of the VCAM
Disclosure Schedule, there are no pending, or to VCAM's knowledge, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trust related thereto or, to the knowledge of VCAM, by, on behalf of or against any fiduciary of such plans.

                  (vi) Except as set forth in Section 3.1(l) of the VCAM Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, with respect to employees or former employees of VCAM or any of its Subsidiaries: (A) entitle any individual to severance pay; (B) accelerate the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any individual under any Employee Benefit Plan; or (C) result in the payment of an amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment" under Code section 280G(b)(1).

                  (vii) Except as set forth in Section 3.1(l) of the VCAM Disclosure Schedule, each Employee Benefit Plan may be amended or terminated in accordance with applicable law on or at any time after the Effective Time.

                                    (viii) Except as set forth in Section 3.1(l)
of the VCAM Disclosure Schedule, (A) neither VCAM nor any of its Subsidiaries has or will have any liability or obligation under any Employee Benefit Plan which provides medical or death benefits with respect to current or former employees of VCAM or and of its Subsidiaries beyond their termination of employment (other than coverage mandated by law); and (B) each of VCAM, its Subsidiaries and their respective ERISA Affiliates which maintains a "group health plan," within the meaning of Sections 601 ET SEQ. of ERISA ("COBRA"), has materially complied with the notice and health care continuation requirements of COBRA.

                                    (ix) No "prohibited transaction" (as such
term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan subject to ERISA, other than such a transaction subject to an administrative or statutory exemption, with respect to which a tax, penalty or other amount may reasonably be expected to be imposed on VCAM or any of its Subsidiaries or their respective ERISA Affiliates.

                                    (x) Except as set forth in Section 3.1(l) of
the VCAM Disclosure Schedule, no violation of ERISA has occurred with respect to the filing of applicable reports, documents and notices regarding any Employee Benefit Plan with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of any Employee Benefit Plan.

                                    (xi) Any bonding required with respect to
any Employee Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                                    (xii) None of VCAM or any of its
Subsidiaries, or any of their respective ERISA Affiliates, or any organization with respect to which any such entity is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069 of ERISA.

                                    (xiii) No liability under any Employee
Benefit Plan has been funded or satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation or the equivalent by each other nationally recognized rating agency.

                                    (xiv) To VCAM's knowledge, there has been no
"mass layoff" or "plant closing," as each such term is defined in the WARN, with respect to the employees of VCAM or any of its Subsidiaries, with respect to which there could be any future liability to such employees under WARN.

                                    (xv) Except as set forth in Section 3.1(l)
of the VCAM Disclosure Schedule, none of VCAM, its Subsidiaries or, to VCAM's knowledge, their respective clients is a party to any collective bargaining or other labor union contract. To VCAM's knowledge, there are no union organization attempts underway with respect to any employees of VCAM, any of its Subsidiaries or any of their respective clients. There is no pending or, to the knowledge of VCAM, threatened labor dispute, strike or work stoppage involving such employees. To the knowledge of VCAM, neither VCAM nor any of its Subsidiaries nor any of their respective clients has committed any unfair labor practices (as defined in the National Labor Relations Acts of 1947, as amended) in connection with the operation of its business, and except as set forth in Section 3.1(l) of the VCAM Disclosure Schedule, there is no pending or, to the knowledge of VCAM, threatened charge or complaint against VCAM or any of its Subsidiaries or any of their respective clients by the National Labor Relations Board or any comparable state or local agency.

                  (m) CONTRACTS. There is no contract, agreement or understanding required to be described in or filed as an exhibit to any VCAM SEC Document that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. All such contracts, agreements and understanding are, unless terminated or expired, valid and binding and are in full force and effect and enforceable in accordance with their respective terms, except where the failure to be so enforceable could not reasonably be expected to have a Material Adverse Effect with respect to VCAM. Except for the VCAM Required Consents and except as set forth in Section 3.1(m) of the VCAM Disclosure Schedule, (i) no approval or consent of, or notice to, any Person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement, and (ii) VCAM is not in violation or breach of or in default under any such contract, agreement or understanding nor to VCAM's knowledge is any other party to any such contract, agreement or understanding in violation, breach or default thereof except for any violations, breaches or defaults which could not reasonably be expected to have a Material Adverse Effect with respect to VCAM. With respect to any professional employer organization agreement to which VCAM or any of its Subsidiaries is a party, whether or not such agreement is currently in effect, Section 3.1(m) of the VCAM Disclosure Schedule sets forth as of the date hereof (i) each pending claim in writing for breach of contract or failure of performance in excess of $25,000 which was made against VCAM or any of its Subsidiaries from January 1, 1996 through the date hereof and (ii) each claim for breach of contract or failure of performance made in writing against VCAM or any of its Subsidiaries from January 1, 1996 through the date hereof which was settled and in connection with such settlement, VCAM or any of its Subsidiaries were required to pay an amount in excess of $25,000. None of VCAM or any VCAM Subsidiary has any indebtedness for money borrowed except for (i) amounts that are reflected on the consolidated balance sheet of VCAM as of September 30, 1998 or reflected in the notes thereto or in the notes to VCAM's consolidated financial statements as at and for the year ended December 31, 1997, or (ii) amounts not comprehended by clause (i) in excess of $100,000 in the aggregate set forth in Section 3.1(m) of the VCAM Disclosure Schedule.

                  (n) ENVIRONMENTAL MATTERS. Except as set forth in Section 3.1(n) of the VCAM Disclosure Schedule, (A) VCAM and each of its Subsidiaries has obtained and is in material compliance with the terms and conditions of all permits, licenses and other authorizations required under applicable federal, state, local and foreign laws, regulations and codes as currently in effect relating to pollution and protection of the environment ("ENVIRONMENTAL LAWS");
(B) no asbestos in a friable condition or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks is contained in or located at any facility owned, leased or controlled by VCAM or any of its Subsidiaries or, to the knowledge of VCAM, at any client work sites; (C) VCAM and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, and has fully disclosed all known material past and present non-compliance with Environmental Laws, and all known past discharges, emissions, leaking or releases known to VCAM of any substance or waste regulated under or defined by Environmental Laws that could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws;(D) neither VCAM nor any of its Subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; and (E) neither VCAM nor any of its Subsidiaries has generated, used, treated, disposed of, released or stored Hazardous Materials on, or transported Hazardous Material in any material quantities to or from, any owned or leased property; PROVIDED, HOWEVER, that clauses (A) through
(E) address only those matters that would have a Material Adverse Effect with respect to VCAM.

                  (o) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 3.1(o) of the VCAM Disclosure Schedule, as disclosed in the VCAM SEC Documents, or except as contemplated by this Agreement, since January 1, 1998, VCAM and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of VCAM's capital stock; (ii) any return of any capital or other distribution of assets to stockholders of VCAM; (iii) any material investment by VCAM or any of its Subsidiaries either by the purchase of any property or assets or by any acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof;
(iv) any sale, disposition or other transfer of assets or properties of VCAM or its Subsidiaries (other than the sale of inventory in the ordinary course of business) in excess of $500,000 individually or $2,000,000 in the aggregate; or
(v)
as of the date hereof, any change, occurrence or circumstance of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to VCAM.

                  (p) INFORMATION SUPPLIED. None of the information supplied or to be supplied by VCAM for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by ADP in connection with the issuance of shares of ADP Common Stock in the Merger (the "REGISTRATION STATEMENT") and (ii) the proxy statement to be filed with the SEC by VCAM in connection with the meeting of the VCAM stockholders called in connection with the Merger (the "PROXY STATEMENT") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time the Proxy Statement is mailed to the VCAM stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.

                  (q) REAL ESTATE.

                           (i) Section 3.1(q)(i) of the VCAM Disclosure Schedule
sets forth all real property owned by VCAM or any of its Subsidiaries. Except as set forth in Section 3.1(q) of the VCAM Disclosure Schedule, VCAM or one of its Subsidiaries is the owner of (a) fee title to the real property described in the VCAM SEC Documents as being owned by VCAM and to all of the buildings, structures and other improvements located thereon and (b) a leasehold interest in the new headquarters facility of VCAM as described in the VCAM SEC Documents (the "HEADQUARTERS FACILITY"), in each case free and clear of any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation except for any of the foregoing which would not have a Material Adverse Effect with respect to VCAM.

                           (ii) Section 3.1(q)(ii) of the VCAM Disclosure
Schedule sets forth all material leases, subleases, licenses or other agreements under which VCAM or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "VCAM REAL PROPERTY LEASES"). Except as disclosed in the VCAM SEC Documents, to VCAM's knowledge all VCAM Real Property Leases are valid and binding on the lessors thereunder in accordance with their respective terms and to VCAM's knowledge, there is not under any such VCAM Real Property Leases any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default, which in either case, considered individually or in the aggregate with all such other VCAM Real Property Leases under which there is such a default, condition, event or act, has or will have a Material Adverse Effect with respect to VCAM.

                           (iii) Except as set forth in Section 3.1(q)(iii) of
the VCAM Disclosure Schedule, Fleet Real Estate, Inc., a Rhode Island corporation ("FLEET"), is the owner of fee title to the Headquarters Facility free and clear of any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation (collectively, "REAL PROPERTY LIENS"). VCAM has the ability to terminate the lease with respect to the Headquarters Facility at any time without penalty for an amount equal to the total of (v) the amount of loans outstanding with respect to the property, (w) Fleet's investment in the facility, (x) any accrued and unpaid interest and fees on such outstanding loans, (y) all accrued and unpaid yield on Fleet's equity investment and (z) other amounts owing under the transaction documents (including all unpaid impositions payable pursuant to the transaction documents) and has the right to require Fleet to transfer fee title to it free and clear of any Real Property Liens.

                  (r) INTELLECTUAL PROPERTY.

                           (i) VCAM or one of its Subsidiaries owns, or is
licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of VCAM and its Subsidiaries as currently conducted, except as could not reasonably be expected to have a Material Adverse Effect with respect to VCAM.

                           (ii) Except as would not reasonably be expected to
have a Material Adverse Effect with respect to VCAM: VCAM is not, nor will it be as a result of the consummation of the Merger and the transactions contemplated by this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which VCAM is a party and pursuant to which VCAM is authorized to use any third-party patents, trademarks, service marks and copyrights ("THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS"). Except as would not reasonably be expected to have a Material Adverse Effect with respect to VCAM, no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by VCAM or any of its Subsidiaries (the "VCAM INTELLECTUAL PROPERTY RIGHTS"), any trade secret material to VCAM, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through VCAM or any of its Subsidiaries, are currently pending or, to the knowledge of VCAM, are threatened by any Person. Except as would not reasonably be expected to have a Material Adverse Effect with respect to VCAM, VCAM does not know of any valid grounds for any bona fide claims (A) against the use by VCAM or any of it Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of VCAM or any of its Subsidiaries as currently conducted or as proposed to be conducted; (B) challenging the ownership, validity or effectiveness of any of VCAM Intellectual Property Rights or other trade secret material to VCAM; or (C) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by VCAM or any of its Subsidiaries.

                                    (iii) To VCAM's knowledge and except as
would not reasonably be expected to have a Material Adverse Effect with respect to VCAM, (A) all patents, registered trademarks, service marks and copyrights held by VCAM are valid and subsisting and (B) there is no unauthorized use, infringement or misappropriation of any of the VCAM Intellectual Property by any third party, including any employee or former employee of VCAM or any of its Subsidiaries.

                  (s) ACCOUNTS RECEIVABLE. The accounts receivable of VCAM and its Subsidiaries as reflected in the most recent financial statements contained in the VCAM SEC Documents (the "VCAM FINANCIAL STATEMENTS"), to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of VCAM and its Subsidiaries (i) have arisen in the ordinary course of business of VCAM and its Subsidiaries and (ii) subject only to reserves for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected or are collectible in the ordinary course of business of VCAM and its Subsidiaries in the aggregate recorded amounts shown in the VCAM Financial Statements in accordance with their terms. Section 3.1(s) of the VCAM Disclosure Schedule sets forth an accounts receivable report as of the date set forth in such schedule listing all accounts receivable of VCAM and its Subsidiaries indicating the amount and due date of each such account receivable and reflecting the aging thereof in the following intervals (except as otherwise noted in Section 3.1(s) of the VCAM Disclosure Schedule): 15-30 days, 31-60 days, 61-90 days, 91-120 days and greater than 120 days.

                  (t) CLIENTS. Section 3.1(t) of the VCAM Disclosure Schedule sets forth a list of as of the date set forth in such schedule (i) substantially all of the clients of VCAM and its Subsidiaries, (ii) for each such client, the amount of the dollar volume for the period beginning January 1, 1998 and ending as of the Business Day second preceding the date hereof and the past due amount thereof as of such Business Day (if any), and (iii) confirmation of whether a written agreement exists between VCAM or any of its Subsidiaries and each such client and the effective date of each such written agreement. The relationships of VCAM and its Subsidiaries with such clients are good commercial working relationships and, except as set forth in Section 3.1(t) of the VCAM Disclosure Schedule, (i) no Person listed on Section 3.1(t) of the VCAM Disclosure Schedule within the last twelve months has threatened in writing to cancel or otherwise terminate the relationship of such Person with VCAM or any of its Subsidiaries.

                  (u) INVESTMENT COMPANY ACT. Each of VCAM and its Subsidiaries either (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meaning of the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT") or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither VCAM nor any of its Subsidiaries is required to be registered under the Investment Company Act.

                  (v) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of VCAM is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for Goldman, Sachs & Co. whose fees and expenses will be paid by VCAM in accordance with VCAM's agreement with such firm.

                  (w) VOTE REQUIRED. The affirmative vote of a majority of the votes that the holders of the outstanding shares of VCAM Common Stock are entitled to cast with respect to the adoption and approval of this Agreement is the only vote of the holders of any class or series of the capital stock of VCAM necessary to approve the Merger and the other transactions contemplated hereby.

                  (x) OPINION OF FINANCIAL ADVISOR. VCAM has received the oral opinion of Goldman, Sachs & Co. (to be confirmed in writing with an opinion dated the date hereof) to the effect that, as of such date, the Exchange Ratio (as determined pursuant to Section 2.1(b)) is fair to VCAM's stockholders from a financial point of view, a copy of which written opinion will be delivered to ADP.

                  (y) ACCOUNTING MATTERS. Neither VCAM nor, to its knowledge, any of its Affiliates, has taken or agreed to take any action that would prevent ADP from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

                  (z) OWNERSHIP OF ADP COMMON STOCK. As of the date hereof, neither VCAM nor, to its knowledge, any of its affiliates or associates, (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of ADP, which in the aggregate, represent 10% or more of the outstanding shares of capital stock of ADP entitled to vote generally in the election of directors.

                  (aa) APPRAISAL RIGHTS AND DISSENTERS' RIGHTS. The stockholders of VCAM do not have appraisal or dissenters' rights in connection with the Merger.

                  (bb) YEAR 2000 COMPLIANCE. VCAM has developed a plan (the "Y2K PLAN") to ensure that all computer hardware and software (including all computer hardware and software contained in imbedded systems) used in and material to the business of VCAM and its Subsidiaries (whether such hardware and software is owned by VCAM or its Subsidiaries or is licensed from third parties) (collectively, the "TECHNOLOGY SYSTEMS") is designed to operate prior to, during and after the calendar year 2000 to accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations (the "YEAR 2000 COMPLIANCE"). It is currently contemplated that the Y2K Plan will be completed by December 31, 1999 and VCAM and its Subsidiaries have in their good faith reasonable judgment sufficient resources (including appropriate reserves to the extent required by GAAP) to complete the Y2K Plan by such date. As of the date hereof, the Y2K Plan with respect to the Pay-Plus Payroll application is contemplated to be completed by March 31, 1999. Assuming the consummation of the Y2K Plan, the occurrence of the calendar year 2000 will not cause a Material Adverse Effect with respect to VCAM and its Subsidiaries. The Y2K Plan includes reasonable steps to determine whether the failure of any third parties with which VCAM and its Subsidiaries have a material relationship to achieve Year 2000 Compliance could, individually or in the aggregate, have a Material Adverse Effect with respect to VCAM. VCAM and its Subsidiaries have confirmed, or intend to confirm, with all material third party suppliers and/or clients that communicate electronically with VCAM and its Subsidiaries that such communications will not be disrupted and will continue to function properly prior to, during and after the calendar year 2000 and that such communications during the aforesaid time periods will not disrupt the Technology Systems or the operations of VCAM and its Subsidiaries, except to the extent that the failure to so function would not, individually or in the aggregate, have a Material Adverse Effect with respect to VCAM.

                  (cc) INSURANCE. (i) Section 3.1(cc)(i) of the VCAM Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers compensation, and bond and surety arrangements) under which VCAM or any of its Subsidiaries has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years (except policies (other than workers compensation policies) for the year ended December 31, 1995, in which case Schedule 3.1(cc)(i) of the VCAM Disclosure Schedule sets forth the following information only to the extent set forth therein):

                                    (A) the name, address and telephone number
         of the agent or broker;

                                    (B) the name of the insurer and the names of

         the principal insured and each named insured;

                                    (C) the policy number and the period of

         coverage (specifying in each such case, the expiration date for each such insurance policy and whether such policy would terminate or be terminable as a result of the consummation of the transactions contemplated by this Agreement);

                                    (D) the type, scope (including an indication
         of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage; and

                                    (E) the premium charged for the policy,
         including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.

                           (ii) Except as set forth in Section 3.1(cc)(ii) of
the VCAM Disclosure Schedule, with respect to each such insurance policy: (A) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (B) neither VCAM nor any of its Subsidiaries is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; (C) all premiums charged for such policy have been paid when payment has become due and payable thereunder and, there are no unfunded or unpaid premiums, loss costs or retentions outstanding; (D) all liabilities with respect to such policy are fully and adequately reflected in accordance with GAAP on the VCAM Financial Statements as of the respective dates thereof; (E) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof,
(F) to the knowledge of VCAM, no insurer on the policy has been declared insolvent or placed into receivership, conservatorship or liquidation or currently has a rating of "B+" or below from A.M. Best & Co. or a claims paying ability rating of "BBB" or below from Standard & Poors, Inc ("Qualified Carriers") and (G) there is no oral or written agreement or understanding which amends, modifies or otherwise changes the terms of such policy.

                           (iii) Section 3.1(cc)(iii) of the VCAM Disclosure
Schedule sets forth, with respect to worker's compensation, all risks against which VCAM and each of its Subsidiaries is self-insured or subject to a deductible and details for the last three full calendar years (and the period from the end of the last such calendar year to the Business Day Second preceding the date hereof) of VCAM and each of its Subsidiaries' loss experience with respect to such risks.

                                    (iv) Except as set forth in Section
3.1(cc)(iv) of the VCAM Disclosure Schedule, all "tail" liabilities relating to workers' compensation claims or related liabilities are (i) reinsured with insurance with Qualified Carriers and (ii) to the extent required, reflected in the VCAM Financial Statements. Except with respect to the United States Employer Consumer Self-Insurance Fund of Florida, neither VCAM nor any of its Subsidiaries has any relationship with or liability or assessment (whether individually or jointly or severally with others) arising out of any self-insurance arrangements.

                                    (v) At no time subsequent to January 1, 1996
has VCAM or any of its Subsidiaries (x) been denied any material insurance or indemnity bond coverage which it has requested, (y) made any material reduction in the scope or amount of its insurance coverage, or, except as set forth in
Section 3.1(cc)(v) of the VCAM Disclosure Schedule, received written notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.1(cc)(i) of the VCAM Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect or (z) suffered any extraordinary increase in premium for renewed coverage. Except as set forth in Section 3.1(cc)(v) of the VCAM Disclosure Schedule, since January 1, 1996, no insurance carrier has canceled, failed to renew or materially reduced any material insurance coverage for VCAM or any of its Subsidiaries or given any written notice, not renew or reduce any such coverage.

                           (dd) FULL DISCLOSURE. All documents, Contracts,
instruments, certificates, notices, consents, affidavits, letters, statements, schedules (including Schedules to this Agreement), exhibits and any other papers whatsoever delivered by or on behalf of VCAM or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby are complete and authentic. No (I) representation or warranty (x) of VCAM contained in this Agreement or (y) of any stockholder in the Voting Agreement (A) with respect to record ownership by each such stockholder of shares of VCAM Common Stock (based on inquiry of the stock transfer agent of VCAM) and (B) with respect to beneficial ownership (as determined pursuant to Rule 13(d)-3 under the Exchange Act) by each such stockholder of shares of VCAM Common Stock (based on a review of filings made with the SEC by such stockholders), and (II) no certificate furnished by or on behalf of VCAM or any of its Subsidiaries to ADP pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

                  3.2 REPRESENTATIONS AND WARRANTIES OF ADP AND SUB. ADP and Sub represent and warrant to VCAM as follows:

                           (a) ORGANIZATION, STANDING AND CORPORATE POWER;
SUBSIDIARIES. Each of ADP, Sub and each of ADP's Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                           (b) CERTIFICATE OF INCORPORATION AND BY-LAWS.
Complete and correct copies of the Certificate of Incorporation and By-laws, each as amended to date, of ADP and Sub have been delivered to VCAM. The Certificates of Incorporation and By-laws of ADP and Sub are in full force and effect. Neither ADP nor Sub is in violation of any provision of its Certificate of Incorporation or By-laws.

                           (c) CAPITALIZATION. As of the date hereof, (i) the
authorized capital stock of ADP consists of (A) 1,000,000,000 shares of ADP Common Stock, 302,102,291 of which are issued and outstanding as of October 31, 1998, and are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and (B) 300,000 shares of preferred stock, par value $1.00 per share of ADP, none of which are issued and outstanding and (ii) the authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, 1,000 shares of which are issued and outstanding and are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

                           (d) SEC DOCUMENTS; FINANCIAL STATEMENTS. ADP has made
available to VCAM a true and complete copy of each form, report, schedule and registration statement filed with the SEC by ADP since June 30, 1997 (as such documents have since the time of their filing been amended or supplemented, the "ADP SEC DOCUMENTS"), which are all the documents (other than preliminary material) that ADP or its respective Subsidiaries was required to file with the SEC since such date. As of their respective dates, the ADP SEC Documents (other than preliminary material) complied in all material respects with the requirements of the Securities Act or the Exchange Act as applicable, and the rules and regulations of the SEC thereunder applicable to such ADP SEC Documents, and none of the ADP SEC Documents (including all financial statements included therein and exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ADP and each Subsidiary of ADP included in the ADP SEC Documents comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the Exchange Act) and fairly present in all material respects (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments that, individually and in the aggregate, were and will not be not material) the consolidated financial position of ADP and/or the applicable Subsidiaries of ADP and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  (e) AUTHORITY. ADP and Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of ADP and Sub and no other corporate proceedings on the part of ADP or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ADP and Sub and constitutes a valid and binding obligation of ADP and Sub enforceable against ADP in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws limiting creditors' rights generally and to general equitable principles.

                  (f) GOVERNMENT APPROVALS; REQUIRED CONSENTS.

                           (i) No material consent, approval or authorization
of, or declaration or filing with, or notice to, any Governmental Entity on the part of ADP or Sub is required in connection with the execution or delivery by ADP or Sub of this Agreement, and the consummation by ADP and Sub of the transactions contemplated hereby or compliance by ADP and Sub with the provisions hereof, other than (A) the filing of the Articles of Merger with the Secretary of State of Florida in accordance with the FBCA, (B) filings with the SEC and any applicable national security exchange, (C) filings under State securities or "Blue Sky" laws, (D) filings under the HSR Act, (E) such consents, approvals, authorizations, declarations, filings or notices required under any federal or state statute or regulation affecting professional employer organizations or health care providers and (F) as otherwise set forth in Section 3.2(f)(i) of the disclosure schedules delivered to VCAM by ADP on or prior to the date hereof (the "ADP DISCLOSURE SCHEDULE") (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (F) being referred to as "ADP GOVERNMENTAL APPROVALS").

                           (ii) No material consent, approval or action of, or
filing with, or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by ADP or Sub of this Agreement, the consummation by ADP and Sub of the transactions contemplated hereby or compliance by ADP and Sub with the provisions hereof, other than as set forth in Section 3.2(f)(ii) of the ADP Disclosure Schedule (the "ADP REQUIRED CONSENTS").

                  (g) NON-CONTRAVENTION. The execution and delivery of this Agreement by ADP and Sub does not, and the consummation of the transactions contemplated hereby and compliance by ADP and Sub with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-laws, in each case as amended and/or restated, of ADP and its Subsidiaries; (ii) if the ADP Required Consents are obtained, result in any violation or breach of, or result in a modification of the effect of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any contracts to which ADP and its Subsidiaries are a party or by or to which any of them or any of their properties may be bound or subject, or result in the creation of any Lien upon the properties of ADP and its Subsidiaries in each case pursuant to the terms of any such Contract; or
(iii) if the ADP Governmental Approvals are obtained, result in any violation of any law, statute, regulation, order, writ, judgment or decree of any Governmental Entity applicable to ADP and its Subsidiaries other than with respect to clauses (ii) and (iii) above, any such violations, breaches, modifications, defaults, terminations, cancellations, accelerations, Liens, revocations or suspensions that, individually and in the aggregate, would not have a Material Adverse Effect with respect to ADP.

                  (h) INFORMATION SUPPLIED. None of the information supplied or to be supplied by ADP for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (i) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of ADP is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Lehman Brothers whose fees and expenses will be paid by ADP in accordance with ADP's agreement with such firm.

                  (j) MATERIAL ADVERSE CHANGE. Since June 30, 1998, there has not been a material adverse change in the business, assets, properties, results of operations, prospects or financial condition of ADP and its Subsidiaries taken as a whole.

                  (k) ACCOUNTING MATTERS. Neither ADP nor, to its knowledge, any of its Affiliates, has taken or agreed to take any action that would prevent ADP from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

                  (l) TAX MATTERS. Neither ADP nor Sub has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by VCAM or any of its Subsidiaries) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code.

                                   ARTICLE IV

                                    COVENANTS

                  4.1 MUTUAL COVENANTS OF ADP AND VCAM. Each of ADP and VCAM agrees that, except as expressly contemplated or permitted by this Agreement, it shall (and shall cause each of its Subsidiaries to) comply with the following covenants:

                           (a) CONFIDENTIALITY. From and after the date hereof,
each party shall, and shall use its best efforts to cause its Affiliates and its and their respective Agents to keep secret and hold in strictest confidence any and all documents and information relating to the other party and its respective Affiliates furnished to such first party (whether before or after the date hereof) in connection with the transactions contemplated hereunder, other than the following: (i) information that has become generally available to the public other than as a result of a wrongful disclosure by such party, its Affiliates or its Agents; (ii) information that becomes available to such party or an Agent of such party on a nonconfidential basis from a third party having no obligation of confidentiality to a party to this Agreement and which has not to the knowledge of the receiving party itself received such information directly or indirectly in breach of any such obligation of confidentiality; (iii) information that is required to be disclosed by applicable law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such Affiliate are listed or traded; provided that the party making such disclosure or whose Affiliates or Agents are making such disclosure shall notify the other party as promptly as practicable (and, if possible, prior to making such disclosure) and shall use its reasonable best efforts to limit the scope of such disclosure and seek confidential treatment of the information to be disclosed; and (iv) disclosures made by any party as shall be reasonably necessary in connection with obtaining the ADP Required Consents and/or the VCAM Required Consents. Notwithstanding the foregoing, ADP and VCAM agree that the Confidentiality Agreement, dated as of October 5, 1998 (the "CONFIDENTIALITY AGREEMENT"), between ADP and VCAM shall remain in full force and effect and shall control to the extent of any conflict between the terms of this Section 4.1(a) and the Confidentiality Agreement.

                           (b) PUBLICITY. Except as otherwise required by
applicable law or the rules or regulations of any securities exchange on which the securities of such party or any Affiliate of such party are listed or traded as determined in the good faith opinion of the disclosing person's counsel, until the earlier of (i) the date on which this Agreement ceases to be in effect and (ii) the Closing Date, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party and in any event each party agrees that it will give the other party reasonable opportunity to review and comment upon any such release or announcement prior to publication of the same.

                           (c) PREPARATION OF THE PROXY STATEMENT AND THE
REGISTRATION STATEMENT. As soon as practicable following the date of this Agreement, at the direction of, and with all reasonably necessary assistance from, VCAM, ADP shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement will be included as part of a Proxy Statement/Prospectus. Each party shall provide the other party and its Agents with reasonable opportunity to review and comment upon the Registration Statement, including all amendments thereto and all supplements to the Proxy Statement contained therein, prior to the filing thereof with the SEC and/or the distribution thereof to the stockholders of VCAM, and shall make all reasonable changes thereto requested by such other party or its Agents. Each party hereto shall use its reasonable commercial efforts to have the Registration Statement declared effective by the SEC as promptly as practicable consistent with a desired Effective Time of on or prior to February 28, 1999; PROVIDED, that the failure of the Effective Time to have occurred on or prior to February 28, 1999 shall not be considered to be a breach of this Agreement. Each party shall provide and shall be deemed to have provided the other party with the information concerning it required to be included in the Registration Statement. ADP shall take any action required to be taken under any applicable state securities laws in connection with the issuance of the Shares of ADP Common Stock to be issued in the Merger pursuant to this Agreement.

                           (d) SATISFACTION OF CONDITIONS; ADDITIONAL
AGREEMENTS. Subject to the terms and conditions of this Agreement, each party hereto agrees to use its reasonable commercial efforts to cause the conditions set forth in Article VI of this Agreement to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement consistent with a desired Effective Time of on or prior to February 28, 1999, including obtaining any VCAM Required Consents or VCAM Governmental Approvals and cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, the HSR Act; PROVIDED, that the failure of the Effective Time to have occurred on or prior to February 28, 1999 shall not be considered to be a breach of this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party shall take all such necessary action.

                           (e) OTHER ACTIONS. From the date hereof through the
Closing Date, each of ADP and VCAM shall not, and shall cause its Subsidiaries not to, take any action that would or is reasonably likely to result in any of the representations and warranties of ADP or VCAM, as the case may be, set forth in this Agreement being untrue in any material respect as of the date made, or in any of the conditions to the Closing set forth in Article VI of this Agreement not being satisfied. ADP shall take all actions reasonably necessary to comply with Rule 144(c) under the Securities Act.

                           (f) ADVICE OF CHANGES; SEC DOCUMENTS. Subject to
applicable law, each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of (i) any material notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any material notice or other communication from any regulatory authority or national securities exchange in connection with the transactions contemplated by this Agreement; and (iii) any claims, actions, proceedings or investigations commenced or, to the best of such party's knowledge, threatened, involving or affecting such party or any of its Subsidiaries, or any of its property or assets, or, to the best of such party's knowledge, any employee, consultant, director or officer, in his or her capacity as such, of such party or any of its Subsidiaries, which relates to the consummation of the Merger or the other transactions contemplated by this Agreement.

                           (g) LEGAL CONDITIONS TO MERGER. Each of VCAM, ADP and
Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of VCAM, ADP and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by ADP, Sub or VCAM or any of its Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Stock Option Agreement.

                  4.2 COVENANTS OF VCAM. During the period from the date of this Agreement and continuing until the Closing Date, VCAM agrees that, except as expressly contemplated or permitted by this Agreement, or to the extent that ADP shall otherwise consent in writing (which consent may be withheld in its sole discretion):

                           (a) ACCESS TO INFORMATION. Subject to Section 4.1(a),
upon reasonable notice, VCAM shall, and shall cause its Subsidiaries to, afford to ADP and its Agents, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, Contracts, commitments and records and, during such period, VCAM shall, and shall cause its Subsidiaries to, promptly furnish or otherwise make available to ADP (i) a copy of each report, schedule, registration statement and other document filed or received by any of them during such period pursuant to the requirements of Federal securities laws and
(ii) all other information concerning its business, properties and personnel as ADP may reasonably request.

                           (b) ORDINARY COURSE. VCAM shall, and shall cause its
Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its commercially reasonable efforts to preserve intact their current business organizations, retain and keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date (it being understood and agreed by ADP and VCAM that this Section 4.2(b) is a material covenant and ADP is relying on VCAM's compliance with the provisions of this covenant between the date hereof and the Closing Date for purposes of Section 6.2(b) hereof). Without limiting the generality of the foregoing, and except as otherwise required by law, neither VCAM nor any of its Subsidiaries shall:

                                    (i) (x) declare, set aside or pay any
dividends on, or make any other distributions in respect of, any of its capital stock (except dividends and distributions by a direct or indirect wholly owned Subsidiary of VCAM to its parent), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of VCAM or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                                    (ii) authorize for issuance, issue, deliver,
sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than (x) issuances upon exercise of stock options or warrants outstanding on the date hereof and listed in Section 3.1(c) of the VCAM Disclosure Schedule and (y) issuances of up to 70,000 options to acquire shares of VCAM Common Stock at the then-current market price for VCAM Common Stock as of the time of the grant of any such options in accordance with the terms of The

Vincam Group, Inc. 1996 Long Term Incentive Plan or The Vincam Group, Inc. 1998 Long Term Incentive Plan;

                                    (iii) except as set forth on Section
4.2(b)(iii) of the VCAM Disclosure Schedule and with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of VCAM or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of VCAM or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of VCAM or any of its Subsidiaries (in each case, except with respect to employees (other than directors or officers) in the ordinary course of business consistent with past practice);

                                    (iv) amend its certificate of incorporation,
by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of VCAM;

                                    (v) except as set forth on Section 4.2(b)(v)
of the VCAM Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets, except sales or licenses of assets in the ordinary course of business consistent with past practice;

                                    (vi) except as set forth on Section
4.2(b)(vi) of the VCAM Disclosure Schedule and except for borrowings under credit facilities or other agreements filed as exhibits to the VCAM SEC Documents, incur any Debt, issue or sell any debt securities or warrants or other rights to acquire any debt securities of VCAM or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to VCAM or any direct or indirect wholly owned Subsidiary of VCAM;

                                    (vii) change any accounting principle used
by it, unless required by the SEC or the Financial Accounting Standards Board;

                                    (viii) enter into any transaction or series
of transactions with any Affiliate of VCAM (other than a wholly owned Subsidiary of VCAM) or otherwise that would be required to be disclosed pursuant to Item 404 of Regulation S-K other than on terms and conditions substantially as favorable to VCAM or such Subsidiary as would be obtainable by VCAM or such Subsidiary at the time of such transaction with a Person that is not an Affiliate of VCAM; and

                                    (ix) enter into or amend, modify, supplement
or waive any material provision of any contract, agreement or arrangement with any client or potential client if, in the aggregate, the terms of such contracts, agreements or arrangements as entered into or so amended, modified, supplemented or waived differ in any materially adverse respects from the terms set forth in the forms of client contracts attached to Section 4.2(b)(ix) of the VCAM Disclosure Schedule or would not otherwise be in the ordinary course of VCAM's business.

                           (c) MEETINGS; FIDUCIARY DUTIES. VCAM shall, promptly
after the date hereof and consistent with a desired Effective Time of on or prior to February 28, 1999, take all action necessary in accordance with the FBCA and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable after the effectiveness of the Form S-4, among other things, consider and vote upon this Agreement and the Merger (the "STOCKHOLDERS' MEETING"), and VCAM shall consult with ADP in connection therewith; PROVIDED, that the failure of the Effective Time to have occurred on or prior to February 28, 1999 shall not be considered to be a breach of this Agreement. VCAM will use its best efforts to obtain the requisite stockholder approval as soon as practicable after the date hereof. Without limiting the generality of the foregoing, VCAM agrees that its obligations pursuant to the first two sentences of this Section 4.2(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to ADP of any Transaction Proposal or (ii) the withdrawal or modification by the Board of Directors of VCAM of its approval or recommendation of this Agreement or the Merger. Subject to the provisions of Sections 4.2(d) and 4.2(e) hereof, the Board of Directors of VCAM shall recommend that VCAM's stockholders vote in favor of the adoption and approval of this Agreement (the "RECOMMENDATION") and the Board of Directors of VCAM shall not withdraw, condition or modify or propose to withdraw, condition or modify in a manner adverse to ADP, the Recommendation, except as provided in Section 4.2(e). VCAM shall use its best efforts to solicit from stockholders of VCAM proxies in favor of the approval and adoption of this Agreement and to secure the vote or the consent of the stockholders required by the FBCA to approve and adopt this Agreement.

                           (d) NO SOLICITATION. Neither VCAM nor any of its
Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of their respective Agents to, (i) solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, VCAM or any of its Subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving VCAM or any of its Subsidiaries (other than the transactions contemplated by this Agreement) or any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "TRANSACTION PROPOSALS") or agree to or endorse any Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; PROVIDED, HOWEVER, that the foregoing clauses (i) and (ii) shall not prohibit VCAM from, prior to the Stockholders' Meeting (A) furnishing information pursuant to an appropriate confidentiality letter concerning VCAM and its businesses, properties or assets to a third party which has made an unsolicited Qualified Transaction Proposal (as defined below),
(B) engaging in discussions or negotiations with such a third party which has made an unsolicited Qualified Transaction Proposal or (C) following receipt of an unsolicited Qualified Transaction Proposal, taking and disclosing to its shareholders a position with respect to such Qualified Transaction Proposal, but in each case referred to in the foregoing clauses (A) through (C) only after the Board of Directors of VCAM concludes in good faith, following receipt of a written opinion addressed to VCAM from outside counsel, that such action is necessary for the Board of Directors of VCAM to comply with its fiduciary obligations to stockholders under applicable law and that the third party which made the unsolicited Qualified Transaction Proposal has the ability and the financial wherewithal to consummate a Superior Acquisition Proposal (as defined below). If the Board of Directors of VCAM receives a Transaction Proposal, then VCAM shall immediately (and in any event within 24 hours) inform ADP of the material terms and conditions of such proposal and the identity of the Person making it and shall keep ADP fully informed regarding any significant details or developments with respect to any such Transaction Proposal and of all significant steps it is taking in response to such Transaction Proposal. For purposes of this Agreement, the term "QUALIFIED TRANSACTION PROPOSAL" shall mean a Transaction Proposal that the Board of Directors of VCAM determines in good faith after consultation with its outside financial advisors, is reasonably capable of being financed and is not subject to any material contingencies relating to financing. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2(d) by (or at the direction of) an officer, director of or any investment banker, attorney, accountant, Agent or other advisor or representative of VCAM or any of VCAM's Subsidiaries, whether or not such person is purporting to act on behalf of VCAM, an VCAM Subsidiary or otherwise, shall be deemed to be a breach of this paragraph by VCAM. VCAM immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Qualified Transaction Proposal.

                           (e) SUPERIOR ACQUISITION PROPOSAL. Neither the Board
of Directors of VCAM nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to ADP, the Recommendation or any approval or recommendation by the Board of Directors of VCAM or any committee thereof of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Qualified Transaction Proposal. Notwithstanding the foregoing, the Board of Directors of VCAM, to the extent it concludes in good faith, following receipt of a written opinion addressed to VCAM from outside counsel, that such action is necessary for the Board of Directors of VCAM to comply with its fiduciary obligations to stockholders under applicable law, may approve or recommend (and, in connection therewith, withdraw or modify the Recommendation or its approval of this Agreement or the Merger) a Superior Acquisition Proposal (as defined below). For purposes of this Agreement, "SUPERIOR ACQUISITION PROPOSAL" means a bona fide written proposal made by a third party to acquire VCAM pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise, in any such case, on terms which a majority of the members of the Board of Directors of VCAM determines in their good faith judgment (after consultation with independent financial advisors) to be more favorable to VCAM and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or which, in the good faith judgment of a majority of such members (after consultation with independent financial advisors), is reasonably capable of being financed by such third party.

                           (f) AFFILIATES. Concurrently with the execution of
this Agreement, VCAM is delivering to ADP (i) a letter identifying all Persons who, to the knowledge of VCAM, may be deemed to be "affiliates" of VCAM under Rule 145 under the Securities Act, including, without limitation, all directors and executive officers of VCAM, and (ii) not later than 30 days prior to the Stockholders' Meeting copies of letter agreements, each in the form prepared by ADP and reasonably acceptable to VCAM, executed by each such Person so identified as an "affiliate" of VCAM (the letters described in clauses (i) and (ii) being collectively referred to as "AFFILIATE LETTERS").

                           (g) COMPLIANCE WITH LAWS. VCAM agrees to conduct its
businesses and cause the businesses of its Subsidiaries to be conducted in material compliance with all applicable laws and regulations.

                           (h) ADVICE OF CHANGES. VCAM shall promptly advise ADP
in writing of any claims, actions, proceedings or investigations commenced or, to the best of VCAM's knowledge, threatened, involving or affecting VCAM or any of its Subsidiaries, or any of VCAM's property or assets, or, to the best of VCAM's knowledge, any employee, consultant, director or officer, in his or her capacity as such, of VCAM or any of its

Subsidiaries, which, if pending on the date of this Agreement, would have been required to have been disclosed in the VCAM Disclosure Schedule.

                           (i) POOLING LETTERS. VCAM shall use commercially
reasonable efforts to cause Price Waterhouse Coopers LLP to deliver a letter dated the Closing Date stating in their opinion that VCAM is a poolable entity for accounting purposes and VCAM shall deliver a letter addressed to Deloitte & Touche LLC to the same effect.

                  4.3 LISTING. ADP shall use its best efforts to cause the shares of ADP Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  5.1 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

                           (a) VCAM shall, and from and after the Effective
Time, ADP and the Surviving Corporation (each, an "INDEMNIFYING PARTY") shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of VCAM or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the Indemnifying Party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of VCAM or any Subsidiary and arising out of actions or omissions, occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("INDEMNIFIED LIABILITIES") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; PROVIDED, that in the case of clauses (i) and (ii) above, each Indemnifying Party shall only be required to indemnify an Indemnified Party pursuant to this Section 5.1 to the extent a corporation is permitted under the law of the state of incorporation of the Indemnifying Party to indemnify its own directors, officers and employees, as the case may be (and ADP and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking required or contemplated by applicable law). In addition, the articles of incorporation and by-laws of the Surviving Corporation and its successors and assigns shall contain provisions with respect to indemnification no less favorable in all material respects to the present and former directors and officers of VCAM than those in effect in the Articles of Incorporation of VCAM and the By-laws of VCAM as in effect on the date of this Agreement.

                           (b) Each Indemnified Party under this Section 5.1
will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Indemnified Party in respect of which indemnity may be sought from an Indemnifying Party under this Section 5.1, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party so to notify an Indemnifying Party of any such action shall not relieve such Indemnifying Party from any liability which it may have to such Indemnified Party other than pursuant to this Section 5.1 or, unless, and only to the extent that, such omission results in such Indemnifying Party's forfeiture of substantive rights or defenses. In case any such action or other proceeding shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; PROVIDED, HOWEVER, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Indemnifying Party and an Indemnified Party is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such action or proceeding if, in the reasonable written opinion of counsel to such Indemnified Party, (a) there are or may be legal defenses available to such Indemnified Party or to other Indemnified Parties that are different from or additional to those available to the Indemnifying Party or (b) any conflict or potential conflict exists between the Indemnifying Party and such Indemnified Party that would make such separate representation advisable; PROVIDED, HOWEVER, that in no event shall the Indemnifying Party be required to pay fees and expenses under this Section 5.1 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Indemnifying Party shall not, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation or which requires action other than the payment of money by the Indemnifying Party. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

                           (c) For not less than six years after the Effective
Time, ADP, or the Surviving Corporation or their respective successors or assigns shall maintain in effect directors' and officers' liability insurance with respect to claims arising from facts or events arising prior to and including the Effective Time covering the Indemnified Parties (which may include including such persons in ADP's existing plans) who are currently covered by VCAM's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof with respect to ADP's officers and directors; PROVIDED, HOWEVER, that in no event shall ADP or the Surviving Corporation be required to expend pursuant to this Section 5.1(c) more than an amount equal to 200% of the current annual premiums paid by VCAM for such insurance.

                           (d) The provisions of this Section 5.1 are intended
to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

                  5.2 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of VCAM described in Section 6.1(a), including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, under the HSR Act. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any party to this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                  5.3 ACCOUNTING TREATMENT. ADP and VCAM shall use reasonable best efforts and shall cooperate fully to allow the Merger and other transactions contemplated by this Agreement to be accounted for as a "pooling-of-interests" in accordance with GAAP acceptable to the SEC.

                  5.4 TAX TREATMENT. Each of ADP, Sub and VCAM shall use reasonable commercial efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, including, without limitation, forebearing from taking any action that would cause the Merger not to qualify as a reorganization under the provisions of Section 368(a) of the Code.

                  5.5      EMPLOYEE MATTERS.

                           (a) ADP agrees that individuals who are employed by
VCAM or any of VCAM's Subsidiaries (other than client employees) immediately prior to the Closing Date shall remain employees of VCAM or such Subsidiary as of the Closing Date (each such employee, an "AFFECTED EMPLOYEE"); PROVIDED, HOWEVER, that nothing contained herein shall confer upon any Affected Employee the right to continued employment by VCAM or any of its Subsidiaries for any period of time after the Closing Date which is not otherwise required by law or contract.

                           (b) To the extent that any Affected Employees are
moved by ADP to any employee benefit plan maintained by ADP or any of its Subsidiaries, (i) ADP shall, or shall cause such Subsidiary to, give such Affected Employees full credit solely for the purposes of eligibility and vesting under such employee benefits plans for such Affected Employee's service with ADP, VCAM or any affiliate thereof to the same extent recognized immediately prior to the Closing Date and (ii) such Affected Employees will not be subject to any limitations regarding preexisting conditions under any such employee benefit plan; PROVIDED, that the entry dates into such employee benefit plans for such Affected Employees will be in the normal course of such plan's administration, which may be the beginning of the plan year.

                           (c) After the Effective Time, until the date ADP
determines in its discretion to move Affected Employees to ADP employee health and welfare benefit plans, ADP shall cause VCAM to maintain employee health and welfare plans (but not bonus or equity-based plans) that are substantially comparable to the health and welfare plans maintained by VCAM on the date hereof.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  6.1 CONDITIONS TO THE OBLIGATIONS OF ADP AND VCAM TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                           (a) STOCKHOLDER APPROVAL. This Agreement shall have
been approved and adopted by the affirmative vote of a majority of the votes that the holders of the outstanding shares of VCAM Common Stock are entitled to cast.

                           (b) REGISTRATION STATEMENT. The Registration
Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                           (c) BLUE SKY LAWS. ADP shall have received all state
securities or "Blue Sky" permits and other authorizations, if any, necessary to issue the shares of ADP Common Stock.

                           (d) LISTING. The ADP Common Stock to be issued in the
Merger pursuant to this Agreement shall have been authorized for listing on the NYSE or any other national securities exchange or automated quotation system approved by ADP and VCAM, in each case, subject to official notice of issuance.

                           (e) NO INJUNCTIONS OR RESTRAINTS. No temporary
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") restraining or preventing the consummation of the Merger or subjecting any party or any of its Affiliates to substantial damages as a result of the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that the party invoking this condition shall have used reasonable best efforts to have vacated such Injunction.

                           (f) HSR ACT. All HSR Act waiting periods shall have

expired or been terminated.

                           (g) GOVERNMENTAL AND REGULATORY CONSENTS. All filings
required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in the ADP Disclosure Schedule and/or the VCAM Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by ADP and VCAM will have been made or obtained (as the case may be) other than those failures which could not reasonably be expected to have a Material Adverse Effect on VCAM.

                  6.2 CONDITIONS TO THE OBLIGATIONS OF ADP. The obligations of ADP under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of ADP and any one of more of which may be expressly waived by ADP, in its sole discretion, except as otherwise required by law:

                           (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The
representations and warranties of VCAM contained herein modified by the phrase "Material Adverse Effect" or any similar materiality modifier shall have been true and correct in all respects when made, and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date, and the other representations and warranties of VCAM contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall have been true and correct as of such specific date). ADP shall have received a certificate dated the Closing Date signed by an executive officer of VCAM certifying to the fulfillment of this condition.

                           (b) PERFORMANCE OF AGREEMENTS. VCAM shall have
performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or otherwise contemplated hereby to be performed and complied with by it at or prior to the Closing Date. ADP shall have received a certificate dated the Closing Date signed by an executive officer of VCAM certifying to the fulfillment of this condition.

                           (c) NO MATERIAL ADVERSE CHANGE. There shall have been
no Material Adverse Change.

                           (d) AUDITORS' LETTER. ADP shall have received a
letter dated the Closing Date, from its auditors, Deloitte & Touche LLP, stating in effect that in their opinion ADP may treat the transaction contemplated by this Agreement as a pooling-of-interests for accounting purposes in accordance with generally accepted accounting principles.

                           (e) AFFILIATE LETTERS. ADP shall have received the
Affiliate Letters.

                           (f) VCAM REQUIRED CONSENTS. The VCAM Required
Consents shall have been obtained and be in full force and effect, except for those the failure of which to be obtained would not have a Material Adverse Effect with respect to VCAM and its Subsidiaries (and ADP shall have received evidence thereof reasonably satisfactory to it).

                           (g) EMPLOYMENT AGREEMENTS. Carlos Saladrigas and Jose
Sanchez shall have executed and delivered employment agreements with VCAM, in substantially the form attached hereto as Exhibits A and B, respectively.

                  6.3 CONDITIONS TO THE OBLIGATIONS OF VCAM. The obligations of VCAM to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of VCAM and any one or more of which may be expressly waived by VCAM, in its sole discretion, except as otherwise required by law:

                           (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The
representations and warranties of ADP contained herein modified by the phrase "Material Adverse Effect" or any similar materiality modifier shall have been true and correct in all respects when made, and shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date, and the other representations and warranties of ADP contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall have been true and correct as of such specific date). VCAM shall have received a certificate dated the Closing Date signed by an executive officer of ADP certifying to the fulfillment of this condition.

                           (b) PERFORMANCE OF AGREEMENTS. ADP shall have
performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date. VCAM shall have received a certificate dated the Closing Date signed by an executive officer of ADP certifying to the fulfillment of this condition.

                           (c) FAIRNESS OPINIONS. VCAM shall have received the
opinion of Goldman, Sachs & Co., as of the date the Proxy Statement is mailed to VCAM stockholders, to the effect that the Exchange Ratio (as determined pursuant to Section 2.1(b)) is fair to the VCAM stockholders from a financial point of view.

                           (d) TAX OPINION. VCAM shall have received an opinion
from Steel Hector & Davis LLP, counsel to VCAM, dated as of the Closing Date, in form and substance reasonably satisfactory to VCAM, substantially to the effect that the Merger will constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to VCAM shall be entitled to rely upon representations contained in a certificate of VCAM substantially in the form of the VCAM Tax Certificate attached to the VCAM Disclosure Schedule, a certificate of ADP substantially in the form of the ADP Tax Certificate attached hereto as Exhibit C and representations contained in other appropriate certificates of VCAM, ADP, certain shareholders of VCAM, and others.

                           (e) EMPLOYMENT AGREEMENTS. VCAM shall have executed
and delivered the employment agreements with Carlos Saladrigas and Jose Sanchez, in substantially the form attached hereto as Exhibits A and B.

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                  7.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after approval by the stockholders of ADP or VCAM:

                           (a) by mutual written consent of ADP and VCAM;

                           (b) (x) by ADP if there has been a material breach of
any representation, warranty, covenant or agreement on the part of VCAM, set forth in this Agreement which breach, if not a wilful breach, has not been cured within fifteen (15) Business Days following receipt by the breaching party of notice of such breach or (y) by VCAM if there has been a material breach of any representation, warranty, covenant or agreement on the part of ADP set forth in this Agreement which breach, if not a wilful breach, has not been cured within fifteen (15) Business Days following receipt by the breaching party of notice of such breach, but in the case of either (x) or (y), only if the terminating party is not then itself in material breach of any representation, warranty, covenant or agreement hereunder.

                           (c) by either ADP or VCAM if the Merger shall not
have been consummated before June 30, 1999 (or such later date as may be agreed to by ADP and VCAM); PROVIDED, HOWEVER, that neither party may terminate this Agreement under this Section 7.1(c) if the failure has been caused by such party's material breach of this Agreement;

                           (d) by either ADP or VCAM, if this Agreement shall
fail to receive the requisite vote for approval and adoption by the stockholders of VCAM at the Stockholders' Meetings;

                           (e) by VCAM, in the manner specified in Section
2.1(b)(v);

                           (f) by ADP, if (i) the Board of Directors of VCAM
shall withdraw, modify, condition or change the Recommendation in a manner adverse to ADP or shall have resolved to do any of the foregoing; (ii) the Board of Directors of VCAM shall have recommended to the stockholders of VCAM a Superior Transaction Proposal; (iii) VCAM shall have entered into any agreement with respect to a Qualified Transaction Proposal (other than a confidentiality agreement as contemplated hereby); (iv) a tender offer (including a self-tender offer) or exchange offer for shares of capital stock of VCAM, which would result in the beneficial ownership by any Person or any "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 30% of the outstanding shares of any class of capital stock of VCAM, is commenced, and the Board of Directors of VCAM recommends that the stockholders of VCAM tender their shares in such tender or exchange offer; or
(v) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or, except in connection with the execution and delivery of the Voting Agreement, any "group" shall have been formed which beneficially owns, or has the right to acquire "beneficial ownership" of, more than 30% of the then outstanding shares of any class of capital stock of VCAM; and

                           (g) by ADP or VCAM if a court of competent
jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

                  7.2 EFFECT OF TERMINATION. In the event this Agreement is terminated and the Merger abandoned pursuant to Section 7.1, all further obligations of the parties hereunder shall terminate except that the obligations set forth in Sections 4.1(a) and 4.1(b), this Section 7.2 and Section 8.5 shall survive; PROVIDED that, if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's willful or knowing failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  8.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth in this Section:

                  "AFFECTED EMPLOYEE" has the meaning set forth in Section
5.5(a).

                  "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  "AFFILIATE LETTERS" has the meaning set forth in Section
4.2(f).

                  "AGENT" means, with respect to any Person, such Person's officers, directors, employees, attorneys, accountants, investment bankers, financial advisors or other representatives or agents.

                  "AGREEMENT" has the meaning set forth in the introductory paragraph.

                  "ADP" has the meaning set forth in the introductory paragraph.

                  "ADP COMMON STOCK" has the meaning set forth in Section
2.1(b).

                  "ADP DISCLOSURE SCHEDULE" has the meaning set forth in Section 3.2(f).

                  "ADP GOVERNMENTAL APPROVALS " has the meaning set forth in
Section 3.1(f)(i).

                  "ADP REQUIRED CONSENTS " has the meaning set forth in Section 3.1(f)(ii).

                  "ADP SEC DOCUMENTS" has the meaning set forth in Section 3.2.

                  "ARTICLES OF MERGER" has the meaning set forth in Section 1.3.

                  "AVERAGE ADP STOCK PRICE" means the average of the daily closing sale prices of the ADP Common Stock as reported on the NYSE Composite Transactions Tape (as reported by THE WALL STREET JOURNAL (national edition) or, if not reported thereby, as reported by another authoritative source as mutually agreed by ADP and VCAM) for the 10 consecutive trading days ending on the third Business Day (including such third Business Day) immediately prior to the Stockholders Meeting.

                  "BUSINESS COMBINATION" has the meaning set forth in Section 8.5(d).

                  "BUSINESS DAY" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the NYSE is closed.

                  "CERTIFICATES" has the meaning set forth in Section 2.2(b).

                  "CLOSING" has the meaning set forth in Section 1.2.

                  "CLOSING DATE" has the meaning set forth in Section 1.2.

                  "COBRA" has the meaning set forth in Section 3.1(l)(viii).

                  "CODE" has the meaning set forth in the fourth Whereas clause of this Agreement.

                  "COMMON SHARES TRUST" has the meaning set forth in Section 2.2(e)(iii)

                  "CONFIDENTIALLY AGREEMENT" has the meaning set forth in
Section 4.1(a).

                  "CONTRACTS" has the meaning set forth in Section 3.1(h).

                  "DEBT" of any Person means, without duplication, (A) all indebtedness of such Person for borrowed money; (B) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (C) all obligations of such Person as lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (D) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (E) all Debt of others referred to in clauses (i) through (iv) above guaranteed directly or indirectly in any manner by such Person; and (F) all Debt of others referred to in clauses (i) through (v) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

                  "DOCUMENTS" has the meaning set forth in Section 3.1(dd).

                  "EFFECTIVE TIME" has the meaning set forth in Section 1.3.

                  "EMPLOYEE BENEFIT PLANS has the meaning set forth in Section 3.1(l)(i).

                  "ENVIRONMENTAL LAWS" has the meaning set forth in Section 3.1(n).

                  "ERISA" has the meaning set forth in Section 3.1(l)(i).

                  "ERISA AFFILIATES " has the meaning set forth in Section 3.1(l)(iii).

                  "EXCESS SHARES" has the meaning set forth in Section
2.2(e)(ii).

                  "EXCHANGE ACT" has the meaning set forth in Section 3.1(d).

                  "EXCHANGE AGENT" has the meaning set forth in Section 2.2(a).

                  "EXCHANGE FUND" has the meaning set forth in Section 2.2(a).

                  "EXCHANGE RATIO" has the meaning set forth in Section 2.1.

                  "FBCA" has the meaning set forth in Section 1.1.

                  "FLEET" has the meaning set forth in Section 3.1(q)(iii).

                  "GAAP" has the meaning set forth in Section 3.1(d).

                  "GOVERNMENTAL ENTITY" means any foreign, federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality.

                  "HAZARDOUS MATERIALS" means all hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, radioactive materials, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials, including, without limitation, any such materials defined, listed, identified under or described in any applicable Environmental Laws.

                  "HEADQUARTERS FACILITY" has the meaning set forth in Section 3.1(q)(i).

                  "HSR ACT" has the meaning set forth in Section 3.1(g).

                  "INDEMNIFIED LIABILITIES" has the meaning set forth in Section 5.1(a).

                  "INDEMNIFIED PARTIES" has the meaning set forth in Section 5.1(a).

                  "INDEMNIFYING PARTY" has the meaning set forth in Section 5.1(a).

                  "INJUNCTION" has the meaning set forth in Section 6.1(e).

                  "INVESTMENT COMPANY ACT" has the meaning set forth in Section 3.1(v).

                  "IRS" has the meaning set forth in Section 3.1(j)(v).

                  "LIENS" has the meaning set forth in Section 3.1(a).

                  "MATERIAL ADVERSE CHANGE" means any event, occurrence, fact, condition, change, development or effect occurring after September 30, 1998 and resulting in or reasonably likely to result in a material adverse change in the consolidated financial condition, results of operations, assets, business, properties, or prospects of VCAM and its Subsidiaries taken as a whole, other than: (i) those specified in the VCAM Disclosure Schedule, (ii) those specified in the periodic financial statements and the related management, discussion and analysis section of the VCAM SEC Documents filed from January 1, 1998 through the date hereof, (iii) those known to Russ Fradin, Terri Lecamp, Michael Rooney, Thomas Hall, Richard Burke and Cecil R. House on the date hereof as a result of ADP's due diligence investigation, and (iv) those reasonably resulting from the execution of this Agreement or the announcement or the consummation of the transactions contemplated hereby.

                  "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any change or effect that is or is reasonably likely to be materially adverse to the consolidated financial condition, business, results of operations or prospects of such Person and its Subsidiaries taken as a whole or materially and adversely affects the ability of such Person to consummate the transactions contemplated by this Agreement in any material respect.

                  "MERGER" has the meaning set forth in the first Whereas clause of this Agreement.

                  "NASDAQ " means the NASDAQ National Market, Inc.

                  "NYSE " means the New York Stock Exchange, Inc.

                  "OUTSTANDING DILUTED VCAM STOCK AMOUNT" shall equal the sum of
(i) 16,190,804 plus (ii) as of the close of the Business Day immediately prior to the Stockholders' Meeting, the in-the-money portion of the number of shares (using a $17.50 market price) of VCAM Common Stock issuable with respect to all VCAM Stock Options, warrants and other convertible securities which are granted by VCAM after the date hereof (other than any options to acquire VCAM Common Stock granted by VCAM pursuant to and not in violation of Section 4.2(b)(ii)(y)) and, as of such date, have an exercise or conversion price which is less than $17.50 plus (iii) the number of shares of VCAM Common Stock issued after the date hereof (other than in connection with the exercise or conversion of any VCAM Stock Options or warrants outstanding on the date hereof and listed in
Section 3.1(c) of the VCAM Disclosure Schedule).

                  "PENSION PLAN" has the meaning set forth in Section
3.1(l)(iv).

                  "PERSON" means any individual, corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

                  "PROXY STATEMENT" has the meaning set forth in Section 3.1(p).

                  "QUALIFIED STOCK OPTIONS" has the meaning set forth in Section 2.3(a).

                  "QUALIFIED TRANSACTION PROPOSAL" has the meaning set forth in
Section 4.2(d).

                  "RECOMMENDATION" has the meaning set forth in Section 4.2(c).

                  "REGISTRATION STATEMENT" has the meaning set forth in Section 3.1(p).

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" has the meaning set forth in Section 3.1(d).

                  "SIGNIFICANT SUBSIDIARY" shall have the meaning ascribed to such term in Section 1-02(v) of Regulation S-X under the Securities Act and, shall include, with respect to ADP, Sub.

                  "STOCKHOLDERS' MEETING " has the meaning set forth in Section 4.2(c).

                  "SUB" has the meaning set forth in the introductory paragraph.

                  "SUB COMMON STOCK" has the meaning set forth in Section
2.1(a).

                  "SUBSIDIARY" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

                  "SUPERIOR ACQUISITION PROPOSAL" has the meaning set forth in
Section 4.2(e).

                  "SURVIVING CORPORATION" has the meaning set forth in Section 1.1.

                  "TAXES" has the meaning set forth in Section 3.1(j)(i).

                  "TAX RETURN" has the meaning set forth in Section 3.1(j)(ii).

                  "TAX SHARING AGREEMENT AMOUNTS" has the meaning set forth in
Section 3.1(j)(i).

                  "TECHNOLOGY SYSTEMS" has the meaning set forth in Section 3.1(bb).

                  "TERMINATION NOTICE" has the meaning set forth in Section 2.1(v).

                  "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS " has the meaning set forth in Section 3.1(r)(i).

                  "TOPPED-UP EXCHANGE RATIO" has the meaning set forth in
Section 2.1(v).

                  "TOP-UP REQUEST NOTICE" has the meaning set forth in Section 2.1(v).

                  "TRANSACTION PROPOSALS " has the meaning set forth in Section 4.2(f).

                  "VCAM" has the meaning set forth in the introductory paragraph.

                  "VCAM COMMON STOCK" has the meaning set forth in the second Whereas clause of this Agreement.

                  "VCAM DISCLOSURE SCHEDULE" has the meaning set forth in
Section 3.1(a).

                  "VCAM FINANCIAL STATEMENTS" has the meaning set forth in
Section 3.1(s).

                  "VCAM GOVERNMENTAL APPROVALS" has the meaning set forth in
Section 3.1(g)(i).

                  "VCAM INTELLECTUAL PROPERTY RIGHTS " has the meaning set forth in Section 3.1(r)(ii).

                  "VCAM PERMITS" means all permits, registrations, licenses (including, without limitation, all licenses or registrations required as professional employer organizations and/or as control persons thereof), variances, exemptions, orders and approvals of all Governmental Entities that are necessary or appropriate to the operation of the business of VCAM and its Subsidiaries or which are required as a result of the activities of VCAM and its Subsidiaries other than those by the absence of which would not have a Material Adverse Effect on VCAM.

                  "VCAM REAL PROPERTY LEASES" has the meaning set forth in
Section 3.1(q)(ii).

                  "VCAM REQUIRED CONSENTS" has the meaning set forth in Section 3.1(g)(ii).

                  "VCAM SEC DOCUMENTS" has the meaning set forth in Section 3.1(d).

                  "VCAM STOCK OPTION" has the meaning set forth in Section
2.3(a).

                  "VCAM STOCK PLANS" means, collectively, The Vincam Group, Inc. 1995 Stock Option Plan, The Vincam Group, Inc. 1996 Long Term Incentive Plan and The Vincam Group, Inc. 1998 Long Term Incentive Plan.

                  "VOTING AGREEMENT" has the meaning set forth in the sixth Whereas clause of this Agreement.

                  "WARN" has the meaning set forth in Section 3.1(f).

                  "YEAR 2000 COMPLIANCE" has the meaning set forth in Section 3.1(bb).

                  "Y2K PLAN" has the meaning set forth in Section 3.1(bb).

                  8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon a receipt of a transmittal confirmation if sent by facsimile or like transmission, and on the next Business Day when sent by Federal Express, Express Mail or similar overnight courier service to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

                           (a)      If to The Vincam Group, Inc., to:

                                    The Vincam Group, Inc.
                                    10200 Sunset Drive
                                    Attention:  General Counsel
                                    Facsimile:  305-630-3010

                                    with a copy to:

                                    Steel Hector & Davis LLP
                                    200 S. Biscayne Blvd.
                                    Miami, FL  33131-2398
                                    Attention:  Ira N. Rosner, P.A.
                                    Facsimile:  (305) 577-7001

                           (b) If to Automatic Data Processing, Inc. or ADP Acquisition Corp.
                                    (FLORIDA):

                                    Automatic Data Processing, Inc.
                                    One ADP Blvd.
                                    Roseland, N.J.  07068
                                    Attention:  General Counsel
                                    Facsimile:  973-535-6199

                                    with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York  10019-6064
                                    Attention:  Richard S. Borisoff, Esq.
                                    Facsimile:  (212) 757-3990

                  8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Dollar amounts referred to in this Agreement shall not be deemed to establish any standard of materiality.

                  8.4 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by written instruments signed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Except where a specific period for action or inaction is provided herein, no delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Neither any waiver on the part of a party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                  8.5      EXPENSES AND OTHER PAYMENTS.

                           (a) The parties to this Agreement shall, except as
otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Agents.

                           (b) VCAM agrees that if this Agreement shall be
terminated pursuant to:

                                    (i) Section 7.1(b) and (A) such termination
is the result of (x) a material breach by VCAM of any representation or warranty contained herein or (y) a willful and material breach by VCAM of any covenant or agreement contained herein, which, in the case of (x) or (y), is not cured, and
(B) within 12 months after the date of termination of this Agreement, a Business Combination (as hereinafter defined) shall have occurred or VCAM shall have entered into a definitive agreement providing for a Business Combination;

                                    (ii) Section 7.1(d) and the Board of
Directors of VCAM shall have on or prior to the date of the Stockholders' Meeting withdrawn, modified or changed the Recommendation in a manner adverse to ADP or shall have resolved to do any of the foregoing or any of the stockholders that are a party to the Voting Agreement shall not have voted in favor of the Merger at the Stockholders Meeting; or

                                    (iii) Section 7.1(f);

then, in the case of clauses (i), (ii) or (iii), VCAM shall pay to ADP an amount equal to $8,500,000 (which amount, in the case of clause (i) to the extent such termination results from a material breach of a representation or warranty that is not wilful, or clauses (ii) and (iii), shall be ADP's sole remedy hereunder and shall be deemed to include the reimbursement of all of ADP's out-of-pocket fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, legal, accounting and investment banking fees and expenses).

                           (c) Any payment required to be made pursuant to
Section 8.5(b) shall be made as promptly as practicable but not later than two Business Days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by ADP, except that any payment to be made as the result of an event described in Section 8.5(b)(i) shall be made as promptly as practicable but not later than two Business Days after the earlier to occur of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

                           (d) For purposes of this Section 8.5, the term
"BUSINESS COMBINATION" shall mean (i) a merger, consolidation, share exchange, business combination or similar transaction involving VCAM; (ii) a sale, lease, exchange, transfer or other disposition of 50% or more of the assets of VCAM and its Subsidiaries taken as a whole, in a single transaction or series of transactions; or (iii) the acquisition by any Person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of "beneficial ownership" of 50% or more of VCAM Common Stock whether by tender offer or exchange offer or otherwise.

                  8.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  8.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) other than
Section 5.1 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  8.8 REPRESENTATIONS AND WARRANTIES. None of the representations and warranties of the parties made in this Agreement or in any instrument delivered hereunder shall survive the Closing. The inclusion of any item or matter in the VCAM Disclosure Schedule is in respect of an abundance of caution and shall not be construed or deemed to be an admission that such item meets any particular standard of materiality set forth in this Agreement.

                  8.9 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, except to the extent that the laws of the State of Florida mandatorily apply.

                  8.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                         AUTOMATIC DATA PROCESSING, INC.

                         By:         /s/ James B. Benson
                                     --------------------------------------
                              Name: James B. Benson
                              Title: Vice President


                         ADP ACQUISITION CORP. (FLORIDA)

                         By:         /s/ James B. Benson
                                     --------------------------------------
                              Name:   James B. Benson
                              Title: President


                         THE VINCAM GROUP, INC.

                         By:         /s/ Carlos A. Saladrigas
                                     --------------------------------------
                              Name:   Carlos A. Saladrigas
                              Title:  Chairman and Chief
                                      Executive Officer